UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gannett Co., Inc.

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March 16, 2012

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on May 1, 2012, at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We also will provide a report on our Company, including our strategic plan, and will entertain questions of general interest to shareholders.

Our Company is fortunate to be driven by a clear sense of purpose. Promoting the greater good of the nation and the communities we serve informs and energizes our work. It sets us apart, and we are proud of the dedication of a remarkable team of some 31,000 employees whose efforts are keeping Gannett an important part of the daily lives of millions of consumers. It also will help us to deliver value to our shareholders. We invite you to learn more about Gannett and the work we do by joining us on May 1 for our Annual Meeting of Shareholders.

Thank you for your continued support.

Cordially,

Marjorie Magner

Chairman of the Board

Gracia C. Martore

President and Chief Executive Officer

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 1, 2012

To Our Shareholders:

The 2012 Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. on May 1, 2012 for the following purposes:

(1)	to consider and act upon a proposal to elect to the Company’s Board of Directors ten persons nominated by the Board of Directors;

(2)	to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year;

(3)	to consider and act upon, by a non-binding advisory vote, a resolution to approve the compensation of our named executive officers; and

(4)	to transact such other business, if any, as may properly come before the Annual Meeting.

The Board of Directors has set the close of business on March 2, 2012 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. YOUR SHARES SHOULD BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND. IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD IF YOU RECEIVED ONE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Todd A. Mayman

Senior Vice President

General Counsel and Secretary

McLean, Virginia

March 16, 2012

This Notice of Annual Meeting and Proxy Statement are first being delivered to shareholders on or about March 16, 2012.

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

May 1, 2012

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2012 Annual Meeting of Shareholders to be held on May 1, 2012 at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of ten nominees named by the Board of Directors;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012; and

Proposal 3—FOR a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and related discussion contained in this Proxy Statement.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 24, 2012. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on March 2, 2012 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately 236,949,164 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (the “SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email or viewing them on the Internet will save us the cost of printing and mailing documents to you and will reduce the effect of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares, how do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or on the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your bank, broker or other intermediary.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters (including Proposal 2 to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012) but cannot vote on non-routine matters (including the uncontested director election described in Proposal 1 and the non-binding advisory vote described in Proposal 3). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

How many votes are required for approval of each proposal?

Proposal 1—Election of the director nominees named in Proposal 1 requires the affirmative vote of a majority of the votes cast. Votes may be cast for, or withheld from, the election of all of the director nominees, or any of them.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012, as specified in Proposal 2, requires the affirmative vote of a majority of the votes cast. Votes may be cast for or against Proposal 2, and a shareholder also may abstain from voting on the proposal. Abstentions, if any, will have the same effect as votes against Proposal 2.

Proposal 3—The non-binding advisory vote to adopt the resolution to approve the Company’s executive compensation program described in this Proxy Statement requires the affirmative vote of a majority of the votes cast. Votes may be cast for or against Proposal 3, and a shareholder also may abstain from voting on the proposal. Abstentions, if any, will have the same effect as votes against Proposal 3.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment or 401(k) Plans, your shares of stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as instructions provided to the trustee by other 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2013 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2013 Annual Meeting, a shareholder proposal or nomination must be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 16, 2012. A shareholder who wishes to present a proposal or nomination at the Company’s 2013 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal to the Company at the same address no earlier than January 1, 2013 and no later than January 21, 2013.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chairman of the Board or the non-management directors as a group by writing to the Board of Directors, the Chairman or the Non-Management Directors, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2012 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2012 Annual Meeting, during normal business hours for a period of ten days before the 2012 Annual Meeting and during the 2012 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2011 Annual Report and this Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2011 Annual Report, he or she may contact the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-6000. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary.

How may I obtain a copy of the Company’s 2011 Annual Report?

A copy of our 2011 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2011, is being provided or made available to all shareholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all shareholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2011 Annual Report over the Internet, at www.ematerials.com/gci, by toll-free telephone call (in the U.S. and Canada) to 1-866-697-9377, or by email at ep@ematerials.com. Please put “GCI Materials Request” in the subject line and include the 3-digit company number and 11-digit control number presented on the notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you may request email or paper copies of our 2011 Annual Report over the Internet, at www.proxyvote.com, by toll-free telephone call (in the U.S. and Canada) to 1-800-579-1639, or by email to sendmaterial@proxyvote.com. Please put “Paper Material” or “E-mail Material” in the subject line, followed by the 12-digit control number presented on the notice provided by your bank or broker. Requests, instructions and other inquiries will not be forwarded to your investment advisor.

You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2011 Annual Report and 2011 Form 10-K are also available through the Company’s website at www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

PROPOSAL 1—ELECTION OF DIRECTORS

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of ten directors, whose biographies appear below. The Board of Directors held ten meetings during 2011. Each director attended at least 75% of the total number of meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2011, other than Scott K. McCune, who attended 71% of such meetings. All directors then serving on the Board attended the 2011 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

Nominees elected to our Board at the 2012 Annual Meeting will serve one-year terms. The Board believes that the nominees will be available and able to serve as directors. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Company’s By-laws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2012 Annual Meeting, the number of nominees equals the number of directors to be elected so the majority vote standard shall apply. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Board’s Nominating and Public Responsibility Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

BOARD LEADERSHIP STRUCTURE

As previously disclosed, Craig A. Dubow, the Company’s former Chairman and CEO, resigned from the Company on October 6, 2011 due to disability. In connection with Mr. Dubow’s resignation due to disability, the Company took the opportunity to reevaluate its Board leadership structure. Taking into account prevailing corporate governance trends and in order to enable the CEO to focus on operating the Company during a critical time as we move forward with executing our strategic plan, the Company decided to separate the positions of Chairman and CEO and the Board named Marjorie Magner the independent Chairman of the Board.

Our Board has determined that having an independent director serve as the Chairman of the Board is in the best interests of our shareholders. Separating the positions of Chairman and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance, enhances the Board’s independent oversight of the Company’s senior management team and permits improved communications and relations between the Board, the CEO and other senior management of the Company.

The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board and all executive sessions of non-management directors;

•

serving as liaison on Board-wide issues between the CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

Prior to Ms. Magner being named Chairman of the Board, the Board had previously established the role of a presiding director, elected by the independent directors. Karen Hastie Williams served as presiding director from 2004 until February 2011. Duncan M. McFarland was elected as the presiding director in February 2011 and continued in that role until October 2011, when that role was discontinued. The presiding director’s duties included, among other things, chairing all of the executive sessions of the non-management directors.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board believes that evaluating how senior management identifies, assesses, manages and monitors the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Company’s risk management function through regular discussions with senior management. In addition, the Company has recently implemented an enterprise risk management program to enhance the Board’s and management’s ability to identify, assess, manage and respond to strategic, market, operational and compliance risks facing the Company.

While the Board has primary responsibility for overseeing the Company’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls and the Executive Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Company’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Executive Compensation Committee has reviewed the Company’s executive compensation program and has concluded that the program does not create risks that are reasonably likely to have a material adverse effect on the Company. The Executive Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long term profitability and stockholder value creation and does not encourage unnecessary or excessive risk taking at the expense of long-term results.

DIRECTOR INDEPENDENCE

The Board of Directors has affirmatively determined that all of our current directors other than Gracia C. Martore are “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

1.	Employment of a director or a director’s immediate family member by, a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, another company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified on questionnaires completed by each Board member. The responses to those questionnaires indicated that there were no relationships between any director (other than Ms. Martore) and the Company other than two types of relationships that the Board has determined not to be material in accordance with these objective standards:

•	Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above; and

•

sales by the Company of advertising and purchases by the Company of property and services, on customary terms and conditions and in amounts within the permitted thresholds identified above, to and from other companies or organizations at which Board members or their immediate family members are employed, for which Board members serve as directors or in which Board members or their immediate family members directly or indirectly own a 10% or greater equity interest.

Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held six executive sessions in 2011, and will meet in executive sessions as appropriate throughout 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; RELATED TRANSACTIONS

Our Company has not had compensation committee interlocks with any other company, nor has our Company engaged in any reportable related transactions since December 27, 2010, the first day of our last fiscal year. Although no such related transactions have occurred or are anticipated, the Board will consider any other future transactions involving the Company, on the one hand, and any of its officers or directors, on the other hand, on a case-by-case basis, and any such approved transaction involving a director will be considered in assessing his or her independence.

DIRECTOR BIOGRAPHIES

The principal occupation and business experience of the Board’s nominees, including the reasons the Board believes each of them should be reelected to serve another term on the Board, are described below.

Nominees

The following director nominees are currently serving on the Board and have been nominated to stand for re-election at the 2012 Annual Meeting for a one-year term. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

John E. Cody

Mr. Cody, 65, served as Executive Vice President and Chief Operating Officer of Broadcast Music, Inc. from November 2006 until his retirement in November 2010. Previously, he served as BMI’s Senior Vice President and Chief Financial Officer from 1999 to 2006. Before joining BMI, he served as Vice President/Controller of the Hearst Book Group and Vice President/Finance and Chief Financial Officer for the U.S. headquarters of LM Ericsson. Mr. Cody has broad business, music broadcast and publishing industry experience and financial expertise from the various management roles he held with BMI, Hearst and Ericsson. He is also Chairman of the Tennessee Performing Arts Center. He has been a Gannett director since February 2011.

Howard D. Elias

Mr. Elias, 54, is President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services. Previously, he served as President, EMC Global Services and Resource Management Software Group, and Executive Vice President, EMC Corporation from September 2007 to September 2009 and as Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007. Mr. Elias has broad business experience and expertise in information technology issues as a result of the various positions he has held with EMC, Hewlett-Packard Company, Compaq, Digital, AST Research and Tandy Corporation. He has been a Gannett director since 2008.

Arthur H. Harper

Mr. Harper, 56, has served as Managing Partner of GenNx360 Capital Partners, a private equity firm focused on business to business companies, since January 2006. Previously, he served as President and CEO of General Electric’s Equipment Services division from 2001 to 2005. Mr. Harper has broad business experience and financial expertise from the various management roles he held with General Electric. He is also a director of Monsanto Company. He has been a Gannett director since 2006.

John Jeffry Louis

Mr. Louis, 49, was Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, and served as its Chairman from 1992 to 2007. He is currently a director of S.C. Johnson and Son, Inc. and Johnson Financial Group, Inc., a trustee of Northwestern University and the Chicago Council on Global Affairs and a commissioner of the US-UK Fulbright Commission. Mr. Louis has broad business experience, financial expertise and experience as an entrepreneur from his years of experience in the venture capital industry and having co-founded a number of companies. He has been a Gannett director since 2006.

Marjorie Magner

Ms. Magner, 62, was named the Chairman of Gannett in October 2011 and is the Managing Partner of Brysam Global Partners, a private equity firm investing in financial services firms with a focus on consumer opportunities in emerging markets founded in January 2007. She was Chairman and CEO of Citigroup’s Global Consumer Group from 2003 to 2005. She served in various roles at Citigroup, and a predecessor company, CitiFinancial (previously Commercial Credit), since 1987. Ms. Magner currently serves as a director of Accenture Ltd. and Ally Financial Inc. and served as a director of The Charles Schwab Corporation from 2006 to 2008. Ms. Magner has broad business experience and financial expertise from the various management roles she held with Citigroup. She has been a Gannett director since 2006.

Gracia C. Martore

Ms. Martore, 60, became President and Chief Executive Officer and a director of Gannett in October 2011. She served as President and Chief Operating Officer from February 2010 until October 2011. She was Executive Vice President and CFO of Gannett from 2006 to 2010, and served as Senior Vice President and CFO from 2003 to 2006. She has served the Company in various other executive capacities since 1985. Ms. Martore is also a director of FM Global and MeadWestvaco Corporation.

Scott K. McCune

Mr. McCune, 55, has served as Vice President and Director, Integrated Marketing at The Coca-Cola Company since January 2005. He was Vice President Worldwide Media, Vice President Worldwide Sports at The Coca-Cola Company between 2001 and 2004. Mr. McCune has broad business experience and expertise in consumer marketing strategies from the various management roles he has held with The Coca-Cola Company. He has been a Gannett director since 2008.

Duncan M. McFarland

Mr. McFarland, 68, was Chairman and CEO of Wellington Management Company, LLP from 1994 until his retirement in 2004. He served in various roles at Wellington Management Company since 1965. He is a director of NYSE Euronext, Inc., and The Asia Pacific Fund, Inc., a closed-end registered investment company traded on the NYSE. Mr. McFarland has broad business experience and financial expertise from the various management roles he held with Wellington Management Company. He has been a Gannett director since 2004.

Susan Ness

Ms. Ness, 63, has served as Principal of Susan Ness Strategies, a communications policy consulting firm, since 2002. From 2005 to 2007, she was Founding President and CEO of GreenStone Media, LLC. Prior to that, she served as a Commissioner of the Federal Communications Commission and also served as a corporate vice president of American Security Bank, specializing in the telecom and media sectors. She is Vice Chair of the J. William Fulbright Foreign Scholarship Board and also serves on the board of Vital Voices Global Partnership. She previously served on the board of LCC International, Inc. from 2001 to 2008 and the board of Adelphia Communications Corp. from 2003 to 2007 (post-bankruptcy filing).

Ms. Ness was introduced and recommended to our Nominating and Public Responsibility Committee by Ms. Magner as a prospective director with broad business, legal and government experience and expertise in broadcasting and communications from her various roles in the communications industry and in government. After meeting with Ms. Ness and reviewing her qualifications and experience in accordance with its charter mandate, the Nominating and Public Responsibility Committee unanimously recommended that she be elected to our Board of Directors. Our Board elected Ms. Ness as a director in October 2011.

Neal Shapiro

Mr. Shapiro, 54, is President and CEO of WNET, the public television company which operates Thirteen/WNET and WLIW21, the largest and third largest public television stations in the country. Before joining WNET in February 2007, Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. He also is on the board of trustees of American Public Television, the advisory board of Investigative Reporters and Editors (IRE), the Board of Trustees at Tufts University, and the alumni board of the Communications and Media Studies program at Tufts University. Mr. Shapiro has broad business experience and expertise in broadcasting, news reporting and First Amendment issues from the various management roles he has held with WNET and NBC. He has been a Gannett director since 2007.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its five committees: the Audit Committee, Transformation Committee, Executive Committee, Executive Compensation Committee, and Nominating and Public Responsibility Committee. The current members of each committee are as follows:

	Audit Committee	Executive Committee	Executive Compensation Committee	Nominating and Public Responsibility Committee	Transformation Committee

John E. Cody	Chair	x

Howard D. Elias			x		x

Arthur H. Harper			x	Chair

John Jeffry Louis	x				Chair

Marjorie Magner	x	Chair	x

Gracia C. Martore		x			x

Scott K. McCune				x	x

Duncan M. McFarland	x	x	Chair

Susan Ness				x

Neal Shapiro				x	x

AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence requirements of the SEC as well as those of the NYSE. In addition, the Board has determined that John E. Cody and Duncan M. McFarland are audit committee financial experts, as that term is defined under the SEC rules. This Committee met ten times in 2011.

EXECUTIVE COMMITTEE

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. This Committee did not meet in 2011.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s directors and executives and has overall responsibility for the Company’s compensation plans, principles and programs. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of the Company’s President and CEO and other senior executives, including members of the Gannett Management Committee, the Gannett U.S. Community Publishing Operating Committee, the Gannett Broadcast Operating Committee and other Company and divisional officers. The Committee also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis (CD&A) disclosures contained in the Company’s proxy statement, and for making a recommendation as to whether the CD&A disclosures should be so included and incorporated by reference into the Company’s Annual Report on Form 10-K. This Committee met five times in 2011.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for making equity grants to our senior executives. The Committee historically has delegated to the President and CEO the authority for approving equity grants to employees other than our senior executives mentioned above within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior management level who are less familiar to the Committee.

Since November 2007, the Committee has retained independent consultant Pearl Meyer & Partners (PM&P) to advise on executive compensation matters. Under the terms of the Committee’s agreement with PM&P, the consultant is prohibited from doing any other business for the Company or its management, and the Committee may contact PM&P without any interaction from Company management. This ensures the independence of the Committee’s compensation consultant.

The PM&P consultant participates in Committee meetings as requested by the chairman of the Committee and communicates directly with the chairman of the Committee outside of meetings. In 2011, the PM&P consultant specifically provided the following services:

•	Participated in Committee executive sessions without management present to discuss CEO compensation and other relevant matters, including the appropriate relationship between pay and performance;

•

Provided advice to the Committee regarding other aspects of the Company’s executive compensation program, including plan design, best practices and other matters as requested by or on behalf of the Committee;

•

Provided advice to the Committee regarding the Company’s recommended changes to its long-term incentive program, its discontinuance of the use of annual stock option grants for senior executives and the adoption of the Company’s new performance share plan; and

•	Reviewed the compensation, discussion and analysis section of this Proxy Statement.

Since early 2010, management has retained Meridian Compensation Partners, LLC (Meridian) as its executive compensation consultant to assist it in analyzing total rewards practices and trends. During 2011, management also engaged Meridian to assist in the review of its long-term incentive program and the development of the Company’s performance share plan. See the “Compensation Discussion and Analysis” section for more information about the Company’s new performance share plan.

NOMINATING AND PUBLIC RESPONSIBILITY COMMITTEE

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met three times in 2011.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Public Responsibility Committee historically has relied primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2013 Annual Meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than January 21, 2013. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will not differ from the manner in which the Committee evaluates candidates recommended by other sources.

In addition to the criteria described above, the Company’s Principles of Corporate Governance require each director to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, at least 1,000 shares of Company stock upon joining the Board of Directors, and to increase their ownership to at least 10,000 shares within five years after joining the Board. Each director meets or exceeds the applicable share ownership requirement. The By-laws of the Company establish mandatory retirement ages of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

TRANSFORMATION COMMITTEE

The Transformation Committee (until February 2012, this committee was known as the Digital Technology Committee) assists the Board of Directors in its oversight of the Company’s strategic plan. The Committee’s duties and responsibilities include reviewing and evaluating the Company’s overall strategy and the operational plans and initiatives in support of that strategy. This Committee met four times in 2011.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Transformation Committee, the Executive Compensation Committee and the Nominating and Public Responsibility Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided in the Company’s Ethics Violation Reporting Policy found on the Corporate Governance page of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints the Company’s independent registered public accounting firm. The Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes financial, accounting and audit risk assessment and risk management. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics

Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2010 and 2011, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“E&Y”), billed the Company the following fees and expenses:

	2010	2011
Audit Fees(2)	$3,280,000	$3,273,000
Audited-Related Fees(3)	$209,000	$145,000
Tax Fees(4)	$648,000	$501,000
All Other Fees(5)	$0	$0

Total(1)	$4,137,000	$3,919,000

(1)	The total fees reflected above for 2010 and 2011 include amounts for CareerBuilder, LLC, in which the Company holds a 52.9% controlling interest. These fees total $440,000 for both 2010 and 2011 and represent 100% of the amounts billed by E&Y related to services provided to CareerBuilder, LLC, although the Company’s actual share is 52.9% of the total CareerBuilder, LLC fees.

(2)	Audit Fees principally relate to professional services rendered in connection with the annual integrated audit of the consolidated financial statements and internal control over financial reporting, the review of quarterly reports on Form 10-Q, and statutory audits required internationally. Fees for CareerBuilder, LLC for audit services were $440,000 in both 2010 and 2011.

(3)	Audit-Related Fees principally relate to professional services rendered in connection with the audits of employee benefit plans. All of these services were pre-approved by the Audit Committee as described below.

(4)	Tax Fees principally relate to tax planning services and advice in the U.S. and the U.K. All of these services were pre-approved by the Audit Committee as described below.

(5)	No services were rendered during either 2010 or 2011 that would cause E&Y to bill the Company amounts constituting “All Other Fees.”

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all E&Y services periodically throughout the year and discusses such services with management and E&Y. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by E&Y to its Chair, John E. Cody. Mr. Cody may pre-approve up to $100,000 in services provided by E&Y, in the aggregate at any one time, without consultation with the full Audit Committee, provided he reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the Company’s 2011 audited financial statements, the Audit Committee received from E&Y written disclosures regarding E&Y’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board, including a detailed statement of any relationships between E&Y and the Company that might bear on E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with E&Y various matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y to review and discuss the Company’s audited financial statements for the fiscal year ended December 25, 2011. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K covering the 2011 fiscal year, and the Board has approved that recommendation.

Audit Committee

John E. Cody, Chair

John Jeffry Louis

Marjorie Magner

Duncan M. McFarland

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 30, 2012. E&Y also served as the Company’s independent registered public accounting firm for our 2011 fiscal year. The Board of Directors is submitting the appointment of E&Y as the Company’s independent registered public accounting firm for shareholder ratification at the 2012 Annual Meeting. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

A representative of E&Y is expected to be present at the 2012 Annual Meeting. The E&Y representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Our By-laws do not require that the shareholders ratify the appointment of E&Y as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain E&Y, but in its discretion may choose to retain E&Y as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Executive Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, who for the 2011 fiscal year were: Gracia C. Martore (President and CEO); Paul N. Saleh (Senior Vice President and CFO); Robert J. Dickey (President/U.S. Community Publishing); David T. Lougee (President/Broadcasting); David A. Payne (Senior Vice President and Chief Digital Officer); and Craig A. Dubow (former Chairman and CEO).

Executive Summary

The Committee oversees the Company’s executive compensation program and is responsible for (i) approving and evaluating the Company’s executive compensation plans, principles and programs, (ii) administering the Company’s equity incentive plans and making equity grants to our senior executives, and (iii) reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s President and CEO and its other senior executives.

The Committee supports compensation policies that place a heavy emphasis on pay-for-performance. On April 7, 2011, the Committee announced that in the future at least 50% of NEO annual equity awards (based on number of shares) will be performance-based awards that are earned or paid out based on the achievement of performance targets. Following that announcement, management, with the assistance of Meridian, management’s compensation consultant, undertook a comprehensive review of the Company’s long term incentive program.

This review resulted in management recommending the development of a new performance share plan for senior executives. After reviewing management’s proposal in consultation with PM&P, the Committee’s independent compensation consultant, the Committee adopted management’s plan with minor modifications in October 2011. Under this plan, the Company will issue performance shares which can be earned based on how the Company’s total shareholder return (TSR) compares to the TSR of the Company’s TSR Peer Group (defined below) during a three-year measurement period.

In connection with the adoption of the performance share plan, the Company discontinued the use of annual stock option grants to senior executives and in 2012 long-term equity awards consist of TSR performance shares and time-based restricted stock units.

Our prior practice had been to make equity grants in two parts with time-based restricted stock units typically granted in December and stock options typically granted in February. We changed this practice in October 2011 and made both TSR performance share and time-based restricted stock unit awards on January 1, 2012. As a result of the change, and because no TSR performance shares were granted during 2011, our 2011 equity grants (except for Mr. Payne, who was newly hired in 2011) consisted solely of stock options granted in February 2011, in amounts lower than our typical total equity grant levels. Accordingly, the equity component of our NEOs’ compensation was significantly lower in 2011 than it was in 2010 and will be significantly higher in 2012 than it was in 2011.

Other highlights of the Company’s 2011 executive compensation program included:

•

Ms. Martore declined a salary increase in connection with her promotion to President and CEO in October 2011 and received no additional equity grants or other compensation in connection with her promotion. Ms. Martore voluntarily reduced her base salary from $950,000 to $900,000 beginning in 2010 and continuing through 2012. Ms. Martore, Mr. Dickey and Mr. Dubow each also took an additional 6% salary reduction during 2011 as a result of the Company’s furlough and salary reduction program.

•

NEO bonuses for 2011 were lower, reflecting declines in the Company’s revenues and profit notwithstanding strong operating cash flow generation, significant debt reduction, and meaningful progress toward the goals of its strategic plan.

•

Although the Committee determined that Ms. Martore should receive a bonus of $1.5 million to reflect her performance in 2011, her promotion to CEO and her leadership in executing on the Company’s strategic plan, Ms. Martore requested that her 2011 bonus be less then her 2010 bonus, and the Committee honored her request by reducing the amount of her 2011 bonus to $1.2 million.

•	All 12 senior executives who serve on the Gannett Management Committee volunteered to forego 2012 base salary increases.

Other pay practices of note include the following:

•

We have never repriced, replaced, backdated or springloaded stock options nor granted stock options with a reload feature, nor does the Company loan funds to employees to enable them to exercise stock options.

•	Stock option grants made since 2005 include a clawback provision.

•	We do not pay dividends on unearned TSR performance shares.

•

Executives who became eligible for change-in-control severance after April 15, 2010 (Mr. Saleh and Mr. Payne) will not receive severance if they voluntarily terminate their employment without good reason, and those executives are not eligible for an excise tax gross-up.

•	We do not offer income tax gross-ups except in our relocation program.

•	We do not include long-term incentives in the definition of pay for purposes of calculating pension benefits.

At the Company’s annual meeting of shareholders held in May 2011, our shareholders voted overwhelmingly in favor of holding advisory votes on the compensation of the Company’s NEOs (commonly known as a “Say on Pay”) every year. After considering these results, the Board adopted a resolution to hold future Say on Pay votes every year until the next shareholder vote on the frequency of such votes.

At last year’s annual meeting of shareholders, our shareholders also cast a substantial majority of their votes in favor of the Company’s Say on Pay proposal. Nonetheless, the Committee took note of the minority vote against the Say on Pay proposal last year, which reaffirmed the Committee’s desire to undertake a comprehensive review of the Company’s long-term incentive program, resulting in the adoption of the performance share plan described above. The Committee will continue to consider the outcome of the Company’s Say on Pay votes when making future NEO compensation decisions.

Overview of Executive Compensation Program

The Company has designed an executive compensation program that is currently comprised of several components, as illustrated in the following table, and as more fully discussed in the pages that follow.

Program	Component	Description	Objective
Cash Compensation	Base Salary	Pay for service in executive role.	Retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	Annual Bonus	Annual cash bonus based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of key performance indicators.	To reward performance in attaining individual and Company qualitative and quantitative performance goals.
Long-Term Incentives	Performance Shares

Adopted in 2011 to be effective for 2012: Long-term program through which participants are given an opportunity to earn a number of shares of Company common stock that will be determined and awarded based upon how the Company’s total shareholder return over a three-year performance period compares to total shareholder returns of the Company’s TSR Peer Group (as defined below) over the same period. Performance shares replaced annual stock option grants to senior executives.

To retain and motivate executives in a challenging business environment and to align their interests with those of shareholders.
	Restricted Stock Units (RSUs)	Long-term program providing for delivery of shares of common stock upon continued employment for a full four-year cliff vesting period.	To retain and motivate executives in a challenging business environment and to align their interests with those of shareholders.
Benefits and Perquisites		Executives participate in employee benefit plans available to most Company employees, including medical, life insurance and disability plans, and receive certain other perquisites.

Employee benefit plans provide insurance protection for our executives and their families. Perquisites help minimize distractions from important initiatives, complement other compensation components, and enable the Company to attract and retain the best management talent.

Program	Component	Description	Objective
Post-Termination Pay	Gannett Supplemental Retirement Plan (SERP)

Retirement plan that allows certain executives to receive total retirement benefits in excess of those permitted under IRS limits. For most participants, SERP benefits were frozen in August 2008. Executives whose SERP benefits were not frozen accrue benefits at a rate that is one-third less than their pre-August 2008 accrual rate and do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

To provide for executive retirement benefits that cannot be provided under a tax-qualified retirement plan.
Gannett Deferred Compensation Plan (DCP)

Retirement plan that allows certain executives the opportunity to defer to future years all or part of their base salary and incentive bonus and, beginning in August 2008, to provide benefits in relation to pay comparable to those available to other Company employees.

To allow certain executives to save towards retirement by deferring their own compensation and, beginning in August 2008, to provide for benefits that cannot be provided under the tax-qualified Gannett 401(k) Savings Plan (401(k) Plan) due to applicable IRS limits.

Gannett Transitional Compensation Plan (TCP)

Severance pay arrangement that provides payment in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or, in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), a voluntary termination within 30 days after the first anniversary of a change in control (the right to receive change in control severance benefits upon an executive’s voluntary election to terminate employment without good reason and within a specified window period following a change in control is referred to as a “modified single trigger provision”).

To provide assurance that the Company would retain top talent and have the continued dedication of, and the availability of objective advice and counsel from, our NEOs and other key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of our NEOs and certain key executives for at least one year after a change in control.

How the Committee Determines NEO Compensation

While the Committee takes management recommendations into account when determining NEO compensation, the Committee relies primarily on its collective judgment of the performance of the Company and our NEOs in light of the challenges confronting our core businesses and our progress toward achieving the Company’s strategic plan. The Committee does not focus on any one particular objective, formula or financial metric, but rather on what we consider to be value-added quantitative and qualitative goals in furtherance of our compensation guiding principles described below. The Committee determines NEO compensation in its sole discretion based on its business judgment, informed by the experience of the Committee members, management’s recommendations, input from PM&P, and the Committee’s assessment of our NEOs and the Company’s performance.

The Committee uses key performance indicators (KPIs) as its principal evaluation tool for NEO compensation decisions. KPIs consist of individually designed qualitative and quantitative goals organized around individual, operating unit and/or Company performance in the areas of profit, product and people. Quantitative KPIs include, where appropriate, revenue and operating income goals for the Company and the respective divisions and functions over which each NEO has operational or overall responsibility. Qualitative KPIs include, where appropriate, measures of leadership, innovation, collaboration, new products and programs in support of the Company’s strategic plan, diversity initiatives, First Amendment activities, and other significant qualitative objectives. The CEO’s KPIs are heavily weighted toward the Company’s financial performance, long-term shareholder return, and the execution of a strategic plan that positions the Company for the future.

The Committee also considers the financial performance of the Company using the following financial measures: total revenues, operating income, net income attributable to Gannett, income from continuing operations, earnings per share, return on equity, operating cash flow, free cash flow, net income attributable to Gannett as a percentage of sales, dividends per share, dividend payout ratio, weighted average cost of capital, debt outstanding, debt to earnings before interest, taxes, depreciation and amortization, stock price and market value, although no one measure is given greater weight than the others. In assessing these financial performance measures, the Committee compares them to management budgets approved by the Board at the beginning of the year and the Company’s financial results from prior years. The Committee selected these financial measures because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success.

In addition, the Committee evaluates the Company’s progress toward the goals of its strategic plan, as well as the achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical Company work environment and diverse workforce, and maintaining its reputation as a good corporate citizen of the local, national and international communities in which it does business.

Guiding Principles

In making its NEO compensation decisions, the Committee is guided by the following principles:

•

Pay for performance—We believe that compensation should place a heavy emphasis on pay for performance and that substantial portions of total compensation should be “at risk.” The Committee believes that bonuses should reflect individual and Company performance during the past year and therefore can vary significantly in amount from year to year. On the other hand, long-term equity awards are forward-looking; they are designed to reward future service and performance rather than past performance. As such, equity award amounts (in value, not number of shares) may tend to vary less from year to year.

•

Attract, retain and motivate—We are committed to attracting and retaining superior management talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

•

Fairness—We believe that compensation should be fair to both executives and shareholders, externally competitive, and designed to align closely the interests of our executives with those of our shareholders.

•

Promote stock ownership—We are committed to fostering a compensation structure that aligns our executives’ interests with those of our shareholders. We expect our NEOs to increase their stock ownership until they reach a minimum guideline amount of five times their pay grade base salary range midpoint (shares acquired are valued at the market price of the stock on the date they were acquired, except that shares acquired before November 2008 are valued at the average market price of the stock between October 2000 and October 2008). We expect other key senior executives to increase their stock ownership until they reach a minimum guideline amount of two times their pay grade base salary range midpoint.

•

Pay competitively—We are committed, as a leader in our industry, to awarding compensation that both reflects our position in the market and is generally in line with that paid to executives holding similar positions at peer and comparable companies.

Comparative Market Data

In 2011, to assist the Committee in making NEO compensation decisions, management reviewed data from the Towers Watson Media Compensation Survey, the Towers Watson General Industry Executive Compensation Survey, and proxy data from Equilar, a widely used source of executive compensation information (“Comparative Market Data”). The Company compares its NEO salaries, bonuses and equity compensation to those of companies in the publishing and media sectors and other companies with comparable revenues and ratios of profits to revenues in order to get a general understanding of the compensation structures maintained by similarly situated companies and to confirm that the elements of our compensation program—and the range of amounts we pay our executives for each element—are appropriate in the context of the broad market reference points provided by the Comparative Market Data. The Company does not, however, target elements of compensation to a certain range, percentage or percentile within the Comparative Market Data.

Base Salary

We pay our NEOs base salaries to compensate them for service in their executive role. Salaries for NEOs take into account:

•	the nature and responsibility of the position;

•	the achievement of KPIs, both historically and in the immediately prior year;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which supported the conclusion that our NEOs’ base salaries were competitive with those paid by the comparator group.

As noted, Ms. Martore declined a salary increase in connection with her promotion to President and CEO in October 2011. In addition, Ms. Martore voluntarily reduced her base salary from $950,000 to $900,000 beginning in 2010 and continuing through 2012. Ms. Martore, Mr. Dickey and Mr. Dubow each also took an additional 6% salary reduction during 2011 as a result of the Company’s furlough and salary reduction program. Mr. Lougee voluntarily reduced his base salary from $550,000 to $517,000 beginning in July 2009 and continuing through 2012. Each of our NEOs volunteered to forego base salary increases in 2012 in recognition of the continuing challenges facing the Company’s businesses, including the uneven economic recoveries in the U.S. and the U.K., and their impact on advertising demand. The Committee honored these requests. As a result, the Committee set 2012 NEO base salaries as follows (no increases from 2011 base salaries):

Executive	2012 Base Salary
Ms. Martore	$900,000
Mr. Saleh	$600,000
Mr. Dickey	$625,000
Mr. Lougee	$517,000
Mr. Payne	$525,000

Annual Bonuses

Our NEOs participate in an annual bonus program, which offers incentive opportunity linked to attainment of the Company’s annual financial and qualitative performance goals and each executive’s KPIs set at the beginning of the year. The Committee believes that bonuses should primarily reflect individual and Company performance during the past year and therefore bonuses can vary significantly in amount from year to year.

The Committee considers bonus guidelines developed by our President and CEO, Senior VP/Human Resources and Vice President/Total Rewards. These guideline amounts are calculated by multiplying the NEO’s base salary by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which indicated that the bonus guidelines we selected were generally in line with those disclosed by the comparator group.

Based on these factors, management recommended the following bonus guideline amounts for our NEOs in 2011:

Executive	Base Salary	Target Percentage Of Base Salary	Bonus Guideline Amount
Ms. Martore	$900,000	100%	$900,000
Mr. Saleh	$600,000	100%	$600,000
Mr. Dickey	$625,000	100%	$625,000
Mr. Lougee	$517,000	75%	$387,750
Mr. Payne	$525,000	75%	$393,750

The Committee awarded 2011 annual bonuses to our NEOs as follows:

Executive	Bonus
Ms. Martore	$1,200,000
Mr. Saleh	$540,000
Mr. Dickey	$550,000
Mr. Lougee	$440,000
Mr. Payne	$340,000

The Committee determined that these bonus amounts, which vary in some cases from management’s bonus guideline amounts, were appropriate given the Committee’s assessment of individual NEO performance against their KPIs, the financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress toward the goals of its strategic plan. NEO bonuses for 2011 were lower, reflecting declines in the Company’s revenues and profit notwithstanding strong operating cash flow generation, significant debt reduction, and meaningful progress toward the goals of its strategic plan. Although the Committee determined that Ms. Martore should receive a bonus of $1.5 million to reflect her performance in 2011, her promotion to CEO and her leadership in executing on the Company’s strategic plan, Ms. Martore requested that her 2011 bonus be less than her 2010 bonus, and the Committee honored her request by reducing the amount of her 2011 bonus to $1.2 million. The bonus amount for Mr. Payne was prorated based on his March 2011 start date.

Long-Term Incentives

We use equity-based awards to recognize the performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with those of our shareholders and the Company’s longer-term objectives, to drive shareholder return, to foster executive stock ownership and to promote retention.

Stock Options (SOs)

The exercise price of 2011 SO grants was set at fair market value on the grant date. They vest in four equal annual installments beginning on the first anniversary of the grant date and have eight-year terms. Vesting and exercise rights generally cease upon termination of employment except in the case of retirement (defined as 65 years of age or at least 55 years of age with at least five years of service), disability or death. After retirement, disability or death, SOs continue to vest and generally will remain exercisable for the shorter of a three-year period or the original expiration date.

Annual SO grants to senior executives were discontinued after October 2011.

RSUs

The Company grants RSUs to help retain our executives in a challenging business environment since they generally only vest based on continued employment with the Company over a full four-year cliff vesting period. The four-year vesting period is longer than the three-year vesting period often used by companies for RSU grants. The Committee believes that imposing a longer cliff vesting period for RSUs more closely aligns the interests of our executives with those of our shareholders because the value of the grant increases and decreases in line with the Company’s stock price over a longer time period. Executives are generally entitled to receive a prorated portion of their RSUs upon retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service), disability or death. As explained above the Company did not grant RSUs to our NEOs in 2011 (except to Mr. Payne, who was newly hired).

Performance Shares

Following the Company’s April 2011 announcement on performance-based awards described in the Executive Summary above, management, with the assistance of Meridian, management’s compensation consultant, undertook a comprehensive review of the Company’s long term incentive program. After this review, management recommended that the Committee (1) adopt a performance share plan based on total shareholder return, and (2) discontinue the use of annual stock option grants for senior executives. After reviewing management’s proposal in consultation with PM&P, the Committee’s independent compensation consultant, the Committee adopted these recommendations in October 2011 for implementation in 2012. Management and the Committee believe these changes will strengthen the pay for performance features of the Company’s long-term incentive program.

Under the performance share plan, the Company may issue shares of Company common stock (Performance Shares) to senior executives following the completion of a three-year period beginning on the grant date (Incentive Period). Generally, if an executive remains in continuous employment with the Company during the Incentive Period, the number of Performance Shares that an executive will receive will be determined based upon how the Company’s total shareholder return (TSR) compares to the TSRs of a peer group of media companies (TSR Peer Group) during the Incentive Period. By tying the payout of the performance shares to the Company’s TSR, the Committee is aligning executive compensation with shareholders’ interests.

For each grant of Performance Shares, the Company’s TSR will be ranked against the TSR of each company in its TSR Peer Group over the Incentive Period. The Committee selected these companies because they have print, digital and/or broadcasting operations and may face similar challenges in transforming their businesses. Our TSR Peer Group companies for the grants made on January 1, 2012, for the performance period 2012-2014, are as follows:

2012 – 2014 TSR Peer Group

A. H. Belo Corporation	Meredith Corporation
Belo Corp.	Monster Worldwide Inc.
Discovery Communications, Inc.	News Corporation
The E. W. Scripps Company	The New York Times Company
Journal Communications, Inc.	The Washington Post Company
The McClatchy Company	Yahoo! Inc.
Media General, Inc.

For purposes of this calculation, a company’s TSR equals a fraction, the numerator of which is the company’s stock price change plus the dividends paid on such stock (which are assumed to be reinvested in the stock) from the first day of the Incentive Period to the applicable measurement date, and the denominator of which is the company’s closing stock price on the first day of the Incentive Period.

For purposes of calculating the number of Performance Shares that an executive may receive, the Company’s TSR will be compared to the TSR of each TSR Peer Group company and the number of TSR Peer Group companies whose TSR was exceeded by the Company’s TSR will determine the number of Performance Shares that the executive may receive.

Specifically, for each Incentive Period, the Committee will calculate the number of Performance Shares that may be paid to the executive by multiplying the executive’s target number of Performance Shares (as specified in the executive’s award agreement) by a percentage based upon the number of TSR Peer Group Companies whose performance is exceeded by the Company. The percentages for the performance period 2012-2014 are set forth on the following table:

# of TSR Peer Group Companies the Company’s TSR Outperformed	Resulting Shares Earned (% of Target)
12 or 13	200%
11	187%
10	167%
9	148%
8	129%
7	110%
6	90%
5	71%
4	52%
3 or fewer	0%

The average applicable payout percentages at the end of each of the last four quarters in the Incentive Period will be used to calculate the number of Performance Shares that an executive earns. This mechanism has been adopted so that the calculation does not solely rely upon the Company’s stock price on the first day and the last day of the Incentive Period.

With certain exceptions for terminations due to death, disability, or retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service), Performance Shares will generally vest on the expiration of the Incentive Period only if the executive continues to be employed by the Company through the last day of the Incentive Period. Following the end of the Incentive Period, the Committee will calculate the number of Performance Shares that are payable to each executive in accordance with these rules.

Within 2 1/2 months after the end of the Incentive Period, each executive who is entitled to Performance Shares based on these calculations and the satisfaction of the applicable service and performance requirements will receive a share certificate (or an appropriate book-entry will be made) for the number of Performance Shares that the executive has earned, less withholding taxes. Dividends will not be paid or accrued on Performance Shares. Additional payout rules apply in the event of a change in control of the Company or other extraordinary transactions involving the Company or its consolidated subsidiaries.

The performance share plan has additional rules that will affect calculations in the event of the bankruptcy or change in control of a TSR Peer Group company during the Incentive Period:

•

TSR Peer Group companies that are involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period will remain in the group at a negative 100% TSR;

•	TSR Peer Group companies acquired during Year 1 of the Incentive Period will be excluded from all calculations; and

•

For TSR Peer Group companies acquired in Years 2 or 3, their TSR position will be fixed above or below the Company’s TSR using the average closing price of their stock during the 20 consecutive trading days ending on the trading day immediately preceding the announcement of the acquisition.

The number of Performance Shares granted to an executive will be reduced if the price of the shares when paid exceeds 300% of the price of the shares on the first day of the Incentive Period. The price of the shares on the first day of the Incentive Period for the performance period 2012-2014 was $13.37, the closing price of a share of Company common stock on December 30, 2011 (the last trading day prior to January 1, 2012).

Long-Term Equity Awards under the 2012 Program

For the January 1, 2012 grants, the Committee considered the total long-term equity award target values developed by our President and CEO, Senior VP/Human Resources and Vice President/Total Rewards. These target values were calculated by multiplying the NEO’s base salary (disregarding any voluntary pay reductions) by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which showed that the target values recommended by management were generally consistent with those disclosed by the comparator group.

Based on these factors, management recommended the following total long-term equity award target values for our NEOS:

Executive	Base Salary	Long-Term Award Target Percentage	Total Long- Term Award Target Value
Ms. Martore	$950,000	300%	$2,850,000
Mr. Saleh	$600,000	200%	$1,200,000
Mr. Dickey	$625,000	200%	$1,250,000
Mr. Lougee	$550,000	150%	$825,000
Mr. Payne	$525,000	150%	$787,500

Using these recommendations as a guideline, the Committee approved 2012 total long-term award values for each of our NEOs in December 2011 as follows:

Executive	Total Long- Term Award Value
Ms. Martore	$3,000,000
Mr. Saleh	$1,150,000
Mr. Dickey	$1,250,000
Mr. Lougee	$875,000
Mr. Payne	$787,500

The Committee determined that these long-term equity award values, which vary in some cases from management’s total long-term award target value, were appropriate given the individual performance of each NEO against their KPIs, the financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress toward the goals of its strategic plan.

The Committee also considered management’s recommendations as to the appropriate allocation of the total target award value between Performance Shares and RSUs. The Committee and management believe that having our NEOs receive a higher proportion of their long-term award as Performance Shares (which are performance-based) rather than RSUs (which are time-based) strengthens the pay for performance aspect of the Company’s long-term incentive program. The Committee determined that 75% of Ms. Martore’s long-term award should be in Performance Shares, reflecting the importance of her leadership role in creating and overseeing the execution of the Company’s strategic plan, and set allocations for the other NEOs that provided for Performance Share awards equal to 65% of the NEO’s overall long-term equity award.

On January 1, 2012, the first day of the Performance Share Incentive Period, the long-term equity award value for each NEO was translated into an award of Performance Shares based on the present value per share of the expected payout as calculated using the Monte Carlo valuation method and an award of RSUs based upon the Company’s closing stock price on December 30, 2011, as follows:

Executive	RSUs	Target Performance Shares
Ms. Martore	56,096	159,348
Mr. Saleh	30,105	52,939
Mr. Dickey	32,723	57,542
Mr. Lougee	22,906	40,280
Mr. Payne	20,615	36,252

Benefits and Perquisites

The Company’s NEOs are provided a limited number of personal benefits and perquisites (described in footnote 6 to the Summary Compensation Table). The Committee’s objectives in providing these benefits are to enable the Company to attract and retain the best management talent in a competitive marketplace, to complement other compensation components, and to help minimize distractions from our executives’ attention to important Company initiatives.

The personal benefits and perquisites the Company provides to our NEOs are substantially the same as those offered to other senior executives, with the exception of certain benefits that were provided to Mr. Dubow under the terms of his employment contract after his employment terminated. For additional information about these post-employment benefits, see the benefits discussion under the “Other Potential Post-Employment Payments” section.

Post-Termination Pay

The Company sponsors a tax-qualified defined benefit retirement plan, the Gannett Retirement Plan (GRP), and a nonqualified retirement plan, the Gannett Supplemental Retirement Plan (SERP). The Company also offers a tax-qualified defined contribution plan, the Gannett 401(k) Savings Plan (401(k) Plan), as well as a tax-advantaged Deferred Compensation Plan (DCP) and a Transitional Compensation Plan (TCP), which together with the GRP and SERP, assist the Company in recruiting and retaining employees and in providing management stability and long-term commitment.

On August 1, 2008, as part of a comprehensive evaluation of its retirement program, the Company made significant changes to the GRP, SERP, 401(k) Plan and DCP. As discussed in greater detail below, on August 1, 2008, the following changes became effective:

•	The benefits for almost all participants in the GRP and SERP were frozen.

•

Participants whose benefits were frozen under the GRP and, if applicable, the SERP commenced receiving higher matching contributions under the 401(k) Plan. The Company also began making additional employer contributions to the 401(k) Plan and/or DCP on behalf of certain employees, including Mr. Lougee.

•

Certain employees, including Ms. Martore, Mr. Dickey and Mr. Dubow, continued to accrue benefits under the SERP after August 1, 2008, but at a rate that is one-third less than the pre-August 1, 2008 rate. These employees do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

Gannett Retirement Plan (GRP)

The GRP provides retirement income to the majority of the Company’s U.S.-based employees who were employed before benefits were frozen on August 1, 2008, at which time most participants, including each of the NEOs (other than Mr. Saleh and Mr. Payne, who do not participate in the GRP), ceased to earn additional benefits for compensation or service earned on or after that date. The plan provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of credited service, referred to as final average earnings, or FAE. Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the DCP. Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 GRP provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s annual gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 GRP provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 GRP provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 GRP provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

The GRP benefit for each of our NEOs is calculated under the post-1997 GRP provisions (except for Mr. Saleh and Mr. Payne who do not participate in the GRP). However, as noted below, Ms. Martore’s and Mr. Dickey’s SERP benefits are calculated under the pre-1998 GRP provisions and Mr. Dubow’s SERP benefits were calculated under the pre-1998 GRP provisions. Each of the NEOs (other than Mr. Saleh and Mr. Payne who do not participate in the GRP) is fully vested in his or her GRP benefit as of December 25, 2011. Mr. Dubow, who resigned from the Company due to disability in October 2011, is currently eligible to receive benefits under the GRP calculated under the post-1997 GRP provisions through the effective date of his termination of employment.

Gannett Supplemental Retirement Plan (SERP)

The SERP is a nonqualified retirement plan that provides eligible employees with retirement benefits that cannot be provided under the GRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans and imposes limits on the amount of benefits which can be paid. For some participants, including Ms. Martore and Mr. Dickey, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 GRP formula and the amount they will receive from the GRP under the post-1997 formula. Neither Mr. Saleh nor Mr. Payne participates in the SERP and Mr. Lougee’s SERP benefit is calculated under the post-1997 GRP formula. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the GRP. Mr. Dubow resigned from the Company in October 2011 due to disability and his benefit under the SERP is calculated under the pre-1998 GRP formula.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, SERP participants whose SERP benefits were calculated under the pre-1998 GRP formula will continue to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 are calculated at a rate that is one-third less than the pre-August 1, 2008 rate. NEOs affected by this change are Ms. Martore, Mr. Dickey and Mr. Dubow. Ms. Martore is currently eligible for early retirement under the pre-1998 GRP formula that applies to her under the SERP; Mr. Dickey is not. Mr. Dubow is currently eligible for benefits under the SERP calculated under the pre-1998 GRP formula.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 GRP formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index. Mr. Lougee is the only NEO affected by this change.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. In order to comply with federal tax laws, a participant’s SERP benefit cannot be paid within the first six months after the participant’s separation from service with the Company. As of December 25, 2011, Ms. Martore is fully vested in her SERP benefits, Mr. Lougee is not vested in his SERP benefit, and Mr. Dickey is partially vested in his SERP benefit.

Gannett 401(k) Savings Plan (401(k) Plan)

Most of the Company’s employees based in the United States may participate in the 401(k) Plan, which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, new participants as well as participants whose benefits have been frozen under the GRP and, if applicable, the SERP commenced receiving higher matching contributions under the 401(k) Plan. Under the new formula, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. Mr. Saleh, Mr. Lougee and Mr. Payne receive matching contributions under the new formula, and the other NEOs receive matching contributions under the old formula. The Company also makes additional employer contributions to the 401(k) Plan on behalf of certain employees, but none of the NEOs. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Company contributions are 100% vested for Ms. Martore, Mr. Dickey and Mr. Lougee, and are 25% vested for Mr. Saleh and Mr. Payne. Mr. Dubow ceased participating in the 401(k) Plan upon his termination of employment.

Gannett Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds selected by the Committee. The investment options available to our NEOs under the DCP are generally the same as those available to all employee-participants under the 401(k) Plan.

Effective August 1, 2008, the DCP was amended to provide for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. However, participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. Company contributions under the DCP vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Mr. Saleh and Mr. Lougee each has been credited with Company contributions to the DCP based on his respective 2011 compensation in excess of the Internal Revenue Code compensation limit. Mr. Saleh was 25% vested in his Company contributions and Mr. Lougee was immediately vested in such contributions when they were made. Executives who continue to accrue reduced benefits under the SERP after August 1, 2008, including Ms. Martore and Mr. Dickey, do not receive Company contributions under the DCP.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Committee may pay such deferrals in five annual installments). Since Mr. Dubow resigned on October 6, 2011, his deferred account will be paid out, in accordance with his elections and the provisions of the plan, as a lump sum in April 2012. The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

Gannett Transitional Compensation Plan (TCP)

The TCP provides severance pay for our NEOs and other key executives upon a change in control of the Company. The plan provides payments in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or, in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), a voluntary termination within 30 days after the first anniversary of the change in control.

The TCP assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, our NEOs and other key executives notwithstanding the possibility, threat or occurrence of a change in control and promotes the retention and continuity of our NEOs and certain key executives for at least one year after a change in control. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common. See “Change in Control” under “Other Potential-Post Employment Payments.”

Other Compensation Policies

In connection with a review of its executive compensation practices, on April 15, 2010, the Committee adopted a policy that (i) the Company will no longer include in new or materially amended agreements entered into by the Company with its executive officers (a) excise tax gross-ups with respect to payments contingent upon a change in control or (b) a modified single trigger for payments contingent upon a change in control, and (ii) any new participant in the Gannett Transitional Compensation Plan (TCP) on or after April 15, 2010, including Mr. Saleh and Mr. Payne, will not be entitled to the benefit of the TCP’s excise tax gross-up or modified single trigger provisions. However, participants in the TCP and executive officers who entered into agreements with the Company prior to April 15, 2010, including Ms. Martore, Mr. Dickey and Mr. Lougee have been grandfathered into the prior practice and will continue to be entitled to the benefit of the excise tax gross-up and modified single trigger provisions in the TCP and such agreements.

The Company includes a “claw back” provision in its SO awards requiring repayment of all profit realized during the twelve-month period following the first public issuance or filing with the SEC of a financial document that is subsequently restated. The claw back applies if the restatement occurred because of the grantee’s misconduct or the grantee is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to a company’s CEO and its three other most highly compensated executive officers other than the CFO for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee has structured, and intends to continue to structure, performance-based compensation, including performance shares and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. For example, in February 2011, the Committee established a limit on NEO annual bonuses based on a percentage of the Company’s operating cash flow for the purpose of preserving their deductibility under Section 162(m). However, the Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2011, approximately $216,000 of the compensation paid to Ms. Martore was not deductible under Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2011 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Duncan M. McFarland, Chair

Howard D. Elias

Arthur H. Harper

Marjorie Magner

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Gracia C. Martore (President and CEO)	2011	848,077	1,200,000	0	1,444,400	1,082,927	118,405	4,693,809
	2010	866,026	1,250,000	1,718,050	2,818,000	1,413,218	110,652	8,175,946
	2009	659,615	950,000	1,054,200	234,000	1,016,323	104,056	4,018,194

Paul N. Saleh (Senior Vice President and CFO)	2011	600,000	540,000	0	981,250	0	68,893	2,190,143
	2010	77,692	225,000	1,536,750	1,080,000	0	4,608	2,924,050

Robert J. Dickey (President/USCP)	2011	588,942	550,000	0	824,250	704,813	71,969	2,739,974
	2010	612,981	600,000	678,150	844,800	642,117	69,732	3,447,780
	2009	588,942	410,000	376,500	140,400	350,015	70,734	1,936,591

David T. Lougee (President/Broadcasting)	2011	517,020	440,000	0	541,650	3,423	149,046	1,651,139
	2010	517,020	450,000	527,450	563,200	6,719	100,707	2,165,096
	2009	501,790	300,000	276,100	99,450	3,845	77,482	1,258,667

David A. Payne (Senior Vice President and Chief Digital Officer)	2011	417,981	340,000	356,250	357,500	0	93,219	1,564,950

Craig A. Dubow (Former Chairman and CEO)(7)	2011	650,000	0	0	1,844,750	3,303,306	6,457,058	12,255,114
	2010	980,769	1,750,000	1,657,700	3,379,200	1,477,915	159,465	9,405,049
	2009	942,308	1,450,000	1,255,000	585,000	292,534	173,850	4,698,692

(1)	Ms. Martore voluntarily reduced her base salary from $950,000 to $900,000 beginning in 2010 and continuing through 2012. She also declined a salary increase in connection with her promotion to President and CEO in October 2011. The amounts reported in this column for 2011 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of three week’s salary (about 6%) for each of Ms. Martore, Mr. Dickey and Mr. Dubow. The amounts reported in this column for 2010 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of one week’s salary (about 2%) for Ms. Martore, Mr. Dickey and Mr. Dubow. The amounts reported in this column for 2009 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of three weeks’ salary (about 6%) for Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Dubow. Mr. Lougee voluntarily reduced his base salary from $550,000 to $517,000 beginning in July 2009 and continuing through 2012. Mr. Dubow voluntarily reduced his base salary from the $1.2 million minimum provided in his employment contract to $1 million beginning in November 2008 and continuing through his termination date.

(2)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined. Although the Committee determined that Ms. Martore should receive a bonus of $1.5 million to reflect her performance in 2011, her promotion to CEO and her leadership in executing on the Company’s strategic plan, Ms. Martore requested that her 2011 bonus be less than her 2010 bonus, and the Committee honored her request by reducing the amount of her 2011 bonus to $1.2 million. The amount reported in this column for Mr. Payne in 2011 includes a $125,000 hiring bonus in connection with his appointment as the Company’s Senior Vice President and Chief Digital Officer and a prorated bonus based on his March 2011 start date.

(3)	Amounts in this column represent the aggregate grant date fair value of RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 11 to the Company’s 2011 audited financial statements. The amounts reported in this column for 2011 reflect the fact that, unlike prior years, the Company did not make annual RSU awards to the NEOs (other than the one-time RSU grant made to Mr. Payne in connection with his hiring); under the Company’s new long-term equity program, commencing in 2012 awards of RSUs and Performance Shares will be made on January 1st of each year.

(4)	Amounts in this column represent the aggregate grant date fair value of SO awards computed in accordance with ASC 718 based on the assumptions set forth in note 11 to the Company’s 2011 audited financial statements. There can be no assurance that the ASC 718 amounts shown in this column will ever be realized by an executive officer.

(5)	Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the GRP and the SERP in the applicable fiscal year. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values. For example, during 2011, the accounting discount rates for the GRP and the SERP reporting decreased, leading to an increase in the pension values. In the case of Mr. Dubow, the SERP calculation at the end of 2010 assumed retirement at age 65, while the SERP calculation at the end of 2011 reflects the actual circumstances of his termination of employment. Therefore, the increase in benefit value associated with Mr. Dubow’s 2011 termination of employment under the SERP provisions is recognized for the first time in the calculation at the end of 2011, leading to an increase that is reported in this table. The amounts shown for Mr. Saleh and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP.

(6)	Amounts for 2011 reported in this column include (i) annual life insurance premiums paid by the Company for Ms. Martore in the amount of $31,650, for Mr. Lougee in the amount of $31,172 and for Mr. Dubow in the amount of $49,465; (ii) matching contributions of $7,350 to the 401(k) accounts of Ms. Martore, Mr. Dickey and Mr. Dubow and matching contributions of $11,250, $12,250 and $10,938 to the respective 401(k) accounts of Mr. Saleh, Mr. Lougee and Mr. Payne; (iii) Company contributions into the DCP accounts of Mr. Saleh and Mr. Lougee in the amounts of $21,500 and $36,101, respectively (for an explanation of these payments, see discussion of the Deferred Compensation Plan beginning on page 32); (iv) premiums paid by the Company for supplemental medical coverage for all NEOs other than Mr. Payne; (v) Company-provided automobile, (vi) occasional personal use of Company aircraft; (viii) payments to Mr. Payne in the amount of $47,921 to reimburse him for travel costs following his hiring; (vii) Company-provided lunch during working hours, as needed (this practice was discontinued in November 2011); (viii) legal and financial services; (ix) Gannett Foundation grants to eligible charities recommended by each NEO of up to $15,000 annually; and (xi) premiums paid by the Company for travel accident insurance. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

(7)	Mr. Dubow resigned from the Company due to disability effective October 6, 2011. In connection with his resignation due to disability, Mr. Dubow entered into a separation agreement and release with the Company dated October 6, 2011 discussed under the “Additional Information Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and the “Post-Termination Payments to Mr. Dubow” sections of this Proxy Statement. Amounts for 2011 reported in the All Other Compensation column for Mr. Dubow include, in addition to the benefits described in footnote 6, a cash payment of $5,900,000 payable to Mr. Dubow following the six-month delay following this termination of employment required by Section 409A of the Internal Revenue Code, $350,769 paid to Mr. Dubow under the Company’s disability plans, $60,000 paid to Mr. Dubow for accrued and unused vacation and the following additional post-employment benefits: (i) prior to Mr. Dubow becoming eligible for Medicare, health insurance coverage under the Company’s retiree medical policy,(ii) a Medicare supplement and reimbursement for the cost of Medicare Part B coverage, (iii) ownership of existing computer and other home office equipment at the time of his termination of employment, and (iv) reasonable access to Company facilities, including the use of an office and secretarial assistance.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Committee Meeting Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Ms. Martore	2/23/11	2/22/11		184,000	16.23	1,444,400

Mr. Saleh	2/23/11	2/22/11		125,000	16.23	981,250

Mr. Dickey	2/23/11	2/22/11		105,000	16.23	824,250

Mr. Lougee	2/23/11	2/22/11		69,000	16.23	541,650

Mr. Payne	3/16/11	2/22/11		50,000	14.87	357,500
	3/16/11	2/22/11	25,000			356,250

Mr. Dubow	2/23/11	2/22/11		235,000	16.23	1,844,750

(1)

See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions. Unlike prior years, the Company did not make annual RSU awards to the NEOs during fiscal 2011 (other than the one-time RSU grant made to Mr. Payne in connection with his hiring); under the Company’s new long-term equity program, commencing in 2012 awards of RSUs and Performance Shares will be made on January 1st of each year.

(2)	The RSU grant reported in this column will vest in full on December 10, 2014, at which time Mr. Payne will receive an equivalent number of shares of Company stock.

(3)	The SOs reported in this column as granted in February 2011 generally vest in four equal annual installments beginning on February 23, 2012 and will expire on February 22, 2019. The SOs granted to Mr. Payne vest in four equal annual installments beginning on December 10, 2011 and will expire on December 10, 2018. The SOs and RSUs granted to Mr. Payne in March 2011 were one-time awards related to his hiring.

(4)	These SOs have an exercise price equal to the closing price of the Company’s stock on the grant date.

(5)	The full grant date fair value was computed in accordance with ASC 718, based on the assumptions set forth in note 11 to the Company’s 2011 audited financial statements. There can be no assurance that the ASC 718 amounts shown in the table will ever be realized by an executive officer.

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE

GRANTS OF PLAN-BASED AWARDS TABLE

Ms. Martore

In February 2007, the Company entered into an employment contract with Ms. Martore. The contract provides for a rolling three-year term until such time as either Ms. Martore or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During her employment, Ms. Martore will receive an annual base salary of $700,000 or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. Ms. Martore’s current base salary is $950,000; however, she voluntarily reduced it to $900,000 in 2010, 2011 and again in 2012. Ms. Martore also declined a salary increase in connection with her promotion to President and CEO of the Company in October 2011. Her benefits under her employment agreement, the SERP and certain other plans will be calculated assuming that she did not voluntarily reduce her base salary. All SOs and RSUs granted to Ms. Martore will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such termination, will remain exercisable for the lesser of the remaining term or three years. See also the “Other Potential Post-Employment Payments” section for more information about Ms. Martore’s post-employment benefits.

Mr. Saleh

In November 2010, Mr. Saleh was appointed the Company’s Senior Vice President and Chief Financial Officer. In connection with his appointment, Mr. Saleh received a hiring bonus of $150,000 and was granted SOs to purchase 180,000 shares of the Company’s common stock and 65,000 RSUs. Each of these grants was subject to the Company’s standard vesting schedule, except that the SOs and RSUs that Mr. Saleh received on November 15, 2010 (but not subsequent SO and RSU grants) will immediately vest in full and those SOs will remain exercisable for the lesser of the remaining term or three years if the Company terminates Mr. Saleh’s employment without “good cause” as defined in his termination benefits agreement. See also the “Other Potential Post-Employment Payments” section for more information about Mr. Saleh’s post-employment benefits.

Mr. Payne

In March 2011, Mr. Payne was appointed the Company’s Senior Vice President and Chief Digital Officer. In connection with his appointment, Mr. Payne received a hiring bonus of $125,000 and was granted SOs to purchase 50,000 shares of the Company’s common stock and 25,000 RSUs. Each of these grants was subject to the Company’s standard vesting schedule. See also the “Other Potential Post-Employment Payments” section for more information about Mr. Payne’s post-employment benefits.

Mr. Dubow

In connection with Mr. Dubow’s resignation due to disability on October 6, 2011, Mr. Dubow and the Company entered into a separation agreement and release relating to his resignation from the Company in accordance with the employment agreement entered into by Mr. Dubow and the Company in February 2007. Pursuant to the terms of the separation agreement and release, Mr. Dubow’s termination of employment was determined to have occurred in connection with a disability which had incapacitated him. As a result of this determination, Mr. Dubow became eligible to receive a cash payment in the amount of $5,900,000 and the other post-employment benefits described in the “Post-Termination Payments to Mr. Dubow” section of this Proxy Statement. Payments and benefits provided under Mr. Dubow’s separation agreement and release are consistent with those to which he was entitled under his February 2007 employment contract with the Company and are further described on pages 51-52 of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Ms. Martore	48,000			70.21	12/3/2012
	10,000			75.30	12/3/2012
	60,000			87.33	12/12/2013
	56,000			80.90	12/10/2012
	51,000			60.29	12/9/2013
	35,000			55.99	12/9/2013
	63,000			61.26	2/27/2015
	46,500	15,500	(1)	31.75	2/26/2016
	100,000	100,000	(2)	3.75	2/24/2017
	50,000	50,000	(8)	15.08	12/11/2017
	75,000	225,000	(3)	15.00	2/23/2018
		184,000	(4)	16.23	2/22/2019
						52,700	(5)	714,085
						84,000	(6)	1,138,200
						25,000	(6)	338,750
						90,000	(7)	1,219,500
Mr. Saleh	45,000	135,000	(9)	12.67	12/10/2018
		125,000	(4)	16.23	2/22/2019
						65,000	(7)	880,750
						50,000	(7)	677,500
Mr. Dickey	14,500			70.21	12/03/2012
	13,000			87.33	12/12/2013
	11,000			80.90	12/10/2012
	7,500			63.86	12/10/2012
	33,000			60.29	12/09/2013
	20,000			61.26	2/27/2015
	18,000			29.98	12/7/2015
	15,000	5,000	(1)	31.75	2/26/2016
	60,000	60,000	(2)	3.75	2/24/2017
	30,000	90,000	(3)	15.00	2/23/2018
		105,000	(4)	16.23	2/22/2019
						22,300	(5)	302,165
						30,000	(6)	406,500
						45,000	(7)	609,750
Mr. Lougee	12,000			48.14	12/8/2014
	18,750	6,250	(1)	31.75	2/26/2016
		42,500	(2)	3.75	2/24/2017
	20,000	60,000	(3)	15.00	2/23/2018
		69,000	(4)	16.23	2/22/2019
						13,800	(5)	186,990
						22,000	(6)	298,100
						35,000	(7)	474,250

	Option Awards						Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable		Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Payne	12,500		37,500	(9)	14.87	12/10/2018
							25,000	(7)	338,750
Mr. Dubow	70,000				69.35	12/2/2011
	80,000				70.21	12/3/2012
	77,000				87.33	12/12/2013
	69,000				80.90	12/10/2012
	225,000				71.94	12/10/2012
	200,000				60.29	12/9/2013
	300,000	(10)			61.26	2/27/2015
	235,000	(10)			31.75	10/6/2015
	500,000	(10)			3.75	10/6/2015
	480,000	(10)			15.00	10/6/2015
	235,000	(10)			16.23	10/6/2015

(1)	The unvested portion of these SOs will vest on February 27, 2012.

(2)	The unvested portion of these SOs will vest in two equal annual installments beginning February 25, 2012.

(3)	The unvested portion of these SOs will vest in three equal annual installments beginning February 24, 2012.

(4)	The unvested portion of these SOs will vest in four equal annual installments beginning February 23, 2012.

(5)	These RSUs will vest on December 12, 2012. The value of these RSUs is based on the product of the number of RSUs multiplied by $13.55, the closing price of a share of Company stock on December 23, 2011. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(6)	These RSUs will vest on December 11, 2013. The value of these RSUs is based on the product of the number of RSUs multiplied by $13.55, the closing price of a share of Company stock on December 23, 2011. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(7)	These RSUs will vest on December 10, 2014. The value of these RSUs is based on the product of the number of RSUs multiplied by $13.55, the closing price of a share of Company stock on December 23, 2011. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(8)	The unvested portion of these SOs will vest in two equal installments beginning December 11, 2012.

(9)	The unvested portion of these SOs will vest in three equal annual installments beginning December 10, 2012.

(10)	The unvested portion of these SOs vested in full on October 6, 2011 in connection with Mr. Dubow’s resignation from the Company due to disability on that date, and the share amounts shown in the table reflect Mr. Dubow’s holdings as of October 6, 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Gracia C. Martore			20,000	(1)	271,400
Paul N. Saleh
Robert J. Dickey			10,600	(1)	143,842
David T. Lougee	21,250	265,523	4,000	(1)	54,280
David A. Payne
Craig A. Dubow	100,000	962,753	345,000	(3)	3,605,250

(1)	These RSUs vested in their entirety on December 7, 2011, the fourth anniversary of their December 7, 2007 grant date. The NEOs continue to retain ownership of the vested shares (less the number of shares held back to pay withholding taxes).

(2)	These amounts equal the product of the number of vested shares multiplied by the closing price of a share of Company stock on the vesting date.

(3)	Mr. Dubow’s RSUs vested in their entirety on October 6, 2011, the date of his resignation from the Company due to disability. However, Mr. Dubow has not taken ownership of the vested shares because the payment of the award was delayed pursuant to the requirements of Section 409A of the Internal Revenue Code. Section 409A requires a six-month delay for certain payments made to specified employees of publicly traded companies following termination of employment. Mr. Dubow will take ownership of the vested shares following the six-month delay required by Section 409A.

PENSION BENEFITS

The table below shows the actuarial present value as of December 25, 2011 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the Gannett Retirement Plan, or GRP, and the Supplemental Retirement Plan, or SERP, in each case determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. For those executives not retired as of December 25, 2011, the assumed retirement age reflected below is age 65 for Ms. Martore and Mr. Dickey, and age 55 for Mr. Lougee under the SERP but is immediate with respect to the GRP for all NEOs who participate. These reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the GRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.” Mr. Saleh and Mr. Payne do not participate in the GRP or the SERP.

Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ms. Martore(1)	GRP	23.25	527,540	0
	SERP	26.67	6,884,230	0

Mr. Dickey	GRP	18.75	281,194	0
	SERP	22.17	2,432,847	0

Mr. Lougee	GRP	6.58	71,768	0
	SERP	6.58	64,576	0

Mr. Dubow(2)	GRP	26.67	432,218	0
	SERP	30.92	12,328,927	0

(1)	The present value of accumulated benefits reflect Ms. Martore’s almost 27 years of service with the Company.

(2)	The present value of accumulated benefits reflect Mr. Dubow’s almost 30 years of service with the Company, calculated as of October 6, 2011, the date of his resignation from the Company due to disability, and reflects Mr. Dubow’s additional year of service credit for his SERP benefit provided under his employment agreement.

NON-QUALIFIED DEFERRED COMPENSATION

The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate earnings in Last FY ($)(2)		Aggregate withdrawals/ distributions in Last FY ($)	Aggregate balance at Last FYE ($)
Ms. Martore	0	0		89,907		53,627	2,487,164

Mr. Saleh	0	21,500	(1)	0		0	21,500	(1)

Mr. Dickey	0	0		0		0	0

Mr. Lougee	0	36,101	(1)	(788	)(2)	0	137,263	(1)

Mr. Payne	0	0		0		0	0

Mr. Dubow	0	0		(31,411	)(2)	0	261,825

(1)	The Company makes contributions to the DCP in the form of Company stock on behalf of Mr. Saleh and Mr. Lougee in an amount equal to 5% of their respective cash compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Company contributions are distributed in cash. The amounts shown in these columns reflect the Company contribution made in February 2012 for services provided by Mr. Saleh and Mr. Lougee in 2011.

(2)	The amounts shown for Mr. Lougee and Mr. Dubow reflect negative earnings (losses) during the Company’s 2011 fiscal year.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change in control and in the event of disability or death of the executive. The discussion below describes the varying amounts payable to each NEO in each of these situations. It assumes, in each case, that the officer’s termination was effective as of December 25, 2011. In presenting this disclosure, we describe amounts earned through December 25, 2011, taking into account, where applicable, bonuses paid in 2012 but earned as a result of 2011 performance, and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would be paid out to the executives upon their termination, had it occurred on December 25, 2011. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code.

In addition, following the disclosure relating to the post-employment payments that our currently employed NEOs may receive, we describe the post-employment payments we have made and are continuing to make to Mr. Dubow, who resigned as an officer of the Company due to disability effective October 6, 2011.

Retirement/Voluntary Termination

In the case of a NEO’s retirement or voluntary termination, the Company would provide the executive with post-retirement or post-termination benefits that currently include the following:

•

Pension.    The vested portions of the executive’s GRP and SERP benefits are payable at the date of termination, in the case of the GRP, and at the later of the termination date or the date the executive reaches age 55, in the case of the SERP.

•

RSUs and SOs.    Executives who retire or voluntarily terminate after attaining age 55 and completing five years of service are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. The SOs of executives who retire or voluntarily terminate after attaining age 55 and completing five years of service continue to vest and generally remain exercisable for the lesser of the remaining term or three years. The employment contract with Ms. Martore provides that, upon her termination of employment other than for “good cause” (as defined below under “Other Potential Post-Termination Payments to Ms. Martore under her Employment Contract”), all SOs and RSUs granted to her would become fully vested on the date of termination and, in the case of SOs, would remain exercisable for the lesser of the remaining term of the SOs or three years. Executives who voluntarily terminate before attaining age 55 and completing five years of service forfeit all unvested RSUs and SOs.

Potential Payment Obligation Upon Retirement/Voluntary Termination

	Ms. Martore ($)	Mr. Saleh ($)		Mr. Dickey ($)	Mr. Lougee ($)	Mr. Payne ($)
Pension	9,024,798	0	(3)	372,595	71,768	0	(3)
Stock Options	1,960,000	0		0	0	0
Restricted Stock Units	3,410,535	0		0	0	0
TOTAL(1)(2)	14,395,333	0		372,595	71,768	0

(1)

In addition to the amounts reported in this table, our NEOs receive certain post-retirement benefits and perquisites. Ms. Martore owns a universal life insurance policy with a face amount equal to 100% of the sum of two times salary and last bonus plus $200,000. The face amount of Ms. Martore’s policy will reduce 10% each year upon retirement, to a minimum of $350,000. The Company will pay the policy premium in full by the time Ms. Martore reaches age 65. Until the policy premiums are paid in full, the expected annual cost to the Company of this premium ranges from $32,000-$40,000 per year but is subject to variance pursuant to customary insurance underwriting procedures. The NEOs receive the following post-retirement benefits and perquisites if they terminate employment after attaining at least 55 years of age and completing at least five years of service: (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) the ability to purchase the Company-owned car provided to the executive at the time of termination at fair market value; (iii) other than Mr. Payne, supplemental medical insurance coverage for the executive and his or her family; and (iv) generally permitted to recommend Gannett Foundation grants to eligible charities up to $15,000 annually for a period of five years after retirement. As of December 25, 2011, Mr. Saleh, Mr. Dickey, Mr. Lougee and Mr. Payne have not satisfied the age and service requirements to receive these benefits, and Ms. Martore has the right to receive these benefits. If the executive is asked to represent the Company at a function or event, the executive is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would be approximately $50,000 for each NEO who is eligible to receive them. Thereafter, we estimate the expected annual incremental cost to the Company would be approximately $25,000 for each NEO who is eligible to receive them. The Company reserves the right, in its sole discretion, to amend or terminate the life insurance benefit and the post-retirement perquisites from time to time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated executives.

(2)	Subject to the completion of underwriting by the Company’s insurance carrier, NEOs (other than Ms. Martore who participates in a similar program) may participate in the Company’s Key Executive Life Insurance Program (KELIP). Mr. Lougee participates in the KELIP, Mr. Payne is waiting for his underwriting to be completed by the Company’s insurance carrier and Mr. Saleh and Mr. Dickey have not begun the underwriting process. Under the KELIP, the Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies to be owned by the executives, which premiums are expected to range between approximately $25,000—$50,000 per participant in 2012. Subject to the terms of his or her participation agreement, the participant’s right to receive future annual premium payments may become vested if the participant’s employment terminates after attaining both five years of service with the Company and age 55. As of December 25, 2011, Mr. Saleh, Mr. Dickey, Mr. Lougee and Mr. Payne have not satisfied the age and service requirements to receive this benefit.

(3)	The amounts shown for Mr. Saleh and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP.

Death

If the employment of a NEO is terminated as a result of the executive’s death, then each executive’s estate would be entitled to the following benefits:

•

Pension.    The spouse of an executive whose employment is terminated as a result of death would be entitled to receive the vested portions of the executive’s GRP and SERP benefits. The executive’s vested benefit under the GRP would be payable to an eligible spouse at the date of death. The executive’s vested benefit under the SERP would be payable to an eligible spouse at the later of the date of death or the date the executive would have attained age 55.

•

RSUs and SOs.    The executive’s estate generally would be entitled to receive a prorated portion of the executive’s RSU grants, based on the number of full months worked during the term of the grants. Except as set forth in the footnotes to the table below, SOs do not accelerate upon death but rather continue to vest and remain exercisable by the executive’s estate for the lesser of the remaining term or three years.

•

Life insurance.    Death benefits are payable under individual policies maintained by the Company and owned by Ms. Martore and Mr. Lougee in the amounts shown in the table below. Mr. Saleh, Mr. Dickey and Mr. Payne will continue to participate in the Company’s group life insurance program applicable to all employees (which provides for a benefit of one times base salary and last annual bonus) until the completion of underwriting by the Company’s insurance carrier.

Potential Payment Obligation Upon Death

	Ms. Martore ($)		Mr. Saleh ($)		Mr. Dickey ($)		Mr. Lougee ($)		Mr. Payne ($)
Pension	9,024,798		0	(4)	372,595		71,768		0	(4)
Stock Options	1,960,000	(1)	39,600	(5)	588,000	(5)	0	(5)	0	(5)
Restricted Stock Units	3,410,535	(1)	407,909		582,310		407,854		63,508
Life Insurance	3,302,090		1,140,000		1,175,000		3,062,792		865,000
Additional Death Benefit	4,300,000	(2)	—		—		—		—
TOTAL(3)	21,997,423		1,587,509		2,717,905		3,542,414		928,508

(1)	Pursuant to her employment contract, upon a termination of employment as a result of death, the estate of Ms. Martore would be entitled to the same value of accelerated vesting of SOs and RSUs as described in the Retirement/Voluntary Termination disclosure section.

(2)	Pursuant to her employment contract, upon a termination of employment as a result of death, the estate of Ms. Martore would be entitled to a lump sum cash payment in an amount equal to two times the sum of (a) her base salary as of the date of death (but no less than the minimum contractually provided base salary for Ms. Martore, and ignoring any voluntary reduction of her salary) and (b) the greater of (i) the amount of her annual bonus earned with respect to the year ended prior to the year of death, or (ii) the average of her three most recent annual bonuses as of the date of death.

(3)	In addition to the amounts reported in this table, the Company would continue to provide supplemental medical insurance coverage for the executive’s eligible dependents in addition to the regular post-retirement medical insurance coverage available to the NEOs on the same terms as provided to Company retirees generally, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of approximately $8,000 for each of the NEOs.

(4)	The amounts shown for Mr. Saleh and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP.

(5)	The amounts shown for Mr. Saleh, Mr. Dickey, Mr. Lougee and Mr. Payne represent the aggregate value of vested SOs held by each as of the last day of our 2011 fiscal year. Vesting of the SOs held by these executives will not be accelerated in the event of his death.

Disability

If the employment of a NEO is terminated upon the executive’s disability, then the executive would be entitled to the following post-termination benefits:

•

Pension.    Executives terminated due to disability are entitled to receive the vested portions of their GRP and SERP benefits. The payment under the Company’s SERP of the executive’s vested benefit would be made upon termination of employment, but not prior to age 55. The GRP benefit and the SERP benefit for each of Ms. Martore, Mr. Dickey and Mr. Lougee would be payable at the same time and have the same value as described in the Retirement/Voluntary Termination disclosure section.

•

RSUs and SOs.    Executives are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. Except as set forth in the footnotes to the table below, SOs do not accelerate upon disability but rather continue to vest and remain exercisable for the lesser of the remaining term or three years.

•	Disability Benefits. Ms. Martore is entitled to disability benefits under her employment contract in the event that the Company terminates her due to a disability that the Company’s

Board of Directors determines has incapacitated her or can reasonably be expected to incapacitate her from performing her duties for six months, but does not qualify her to be entitled to receive disability benefits under the Company’s disability plans applicable to all employees at the time of her termination. Under such circumstances, Ms. Martore is entitled to a disability benefit equal to the benefit she would have been entitled to receive under the Company’s disability plans applicable to all employees if she had qualified for such benefits. This benefit is subject to certain conditions, limitations and offsets, including an offset for any benefit Ms. Martore becomes eligible to receive under the Company’s disability plans applicable to all employees. In the event that Mr. Saleh, Mr. Dickey, Mr. Lougee or Mr. Payne become disabled they would be entitled to receive disability benefits under the Company’s disability plans applicable to all employees, but only if their condition qualifies them for such benefits. For the first six months of disability, disability benefits are paid at either 100% or 60% of the executive’s pre-disability compensation depending on the length of the executive’s service. After six months, disability benefits are paid at 60% or 50% of the executive’s pre-disability compensation, depending on whether the executive elects to pay for additional coverage. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65.

Potential Payment Obligation Upon Disability

	Ms. Martore ($)		Mr. Saleh ($)		Mr. Dickey ($)		Mr. Lougee ($)		Mr. Payne ($)
Pension	9,024,798		0	(5)	372,595		71,768		0	(5)
Stock Options	1,960,000	(1)	39,600	(6)	588,000	(6)	0	(6)	0	(6)
Restricted Stock Units	3,410,535	(1)	407,909		582,310		407,854		63,508
Disability Benefits(2)	3,611,599		2,797,234		5,874,809		5,436,951		0	(7)
Additional Disability Benefits	4,300,000	(3)	—		—		—		—
TOTAL(4)	22,306,932		3,244,743		7,417,714		5,916,573		63,508

(1)	Pursuant to her employment contract, SOs and RSUs granted to Ms. Martore would vest in the same manner as described in the Retirement/Voluntary Termination disclosure section.

(2)	In the event of a disability, each NEO is entitled to a Company-paid monthly disability benefit. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 25, 2011 and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

(3)	Pursuant to her employment contract, upon a termination of employment as a result of disability, Ms. Martore would be entitled to a lump sum payment in an amount equal to two times the sum of (a) her base salary as of the date of termination (but no less than the minimum contractually provided for base salary for Ms. Martore, and ignoring any voluntary reduction of her salary) and (b) the greater of (i) the amount of her annual bonus earned with respect to the year ended prior to the year of termination, or (ii) the average of her three most recent annual bonuses as of the date of termination.

(4)	In addition to the amounts reported in this table, each NEO would receive life and medical insurance and post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(5)	The amounts shown for Mr. Saleh and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP.

(6)	The amounts shown for Mr. Saleh, Mr. Dickey, Mr. Lougee and Mr. Payne represent the aggregate value of vested SOs held by each as of the last day of our 2011 fiscal year. Vesting of the SOs held by these executives will not be accelerated in the event of his disability.

(7)	The amount shown for Mr. Payne reflects the fact that as of December 25, 2011 he was not eligible to participate in the Company’s disability plans applicable to all employees. Mr. Payne commenced participation in the plan on March 16, 2012 (when he satisfied the waiting period requirement).

Change in Control

The Company has a Transitional Compensation Plan (TCP) to assure the Company would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote the retention and continuity of certain key executives for at least one year after a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal.

With those goals in mind, the TCP provides that participants, including the NEOs, would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason” or (2) in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), within a 30-day window period beginning on the first anniversary of the change in control, the executive terminates his or her employment voluntarily. Mr. Saleh and Mr. Payne first participated in the TCP on or after April 15, 2010.

Following is a summary of several key terms of the TCP:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our shareholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the TCP; or (5) any purported termination of the executive’s employment other than in accordance with the TCP. Any good faith determination of “good reason” made by the executive shall be conclusive.

•

“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 25, 2011, the severance periods for Ms. Martore, Mr. Saleh, Mr. Dickey, Mr. Lougee, and Mr. Payne are 36, 24, 36, 24 and 24 months, respectively.

A NEO entitled to compensation under the TCP would receive:

•

Pension.    In addition to their vested GRP and SERP benefits, upon their termination of employment, TCP participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of base salary (in the case of Ms. Martore, disregarding any voluntary base salary reductions) and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher. Mr. Lougee’s SERP benefit was subject to the service and pay freeze as of August 1, 2008, and is not currently vested. The TCP would provide Mr. Lougee with immediate vesting in the benefit upon the termination of his employment. It would also provide Mr. Lougee with cost-of-living increases on the SERP benefit through the end of his severance period. Mr. Saleh and Mr. Payne do not participate in the GRP or the SERP.

•

Cash severance payment.    Upon a TCP participant’s termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid base salary through the date of termination at the higher of the base salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, TCP participants are paid a lump sum amount equal to the participant’s severance period divided by twelve multiplied by the sum of (1) the executive’s highest base salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control (plus certain other compensation items paid to the participant during the 12-month period prior to the date of termination and, in the case of Ms. Martore, disregarding any voluntary base salary reductions), and (2) the greater of (a) the highest annual bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest annual bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

•

Excise Tax Gross-Ups.    Executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date) would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for certain TCP participants. Executives, such as Mr. Saleh and Mr. Payne, who first participated in the TCP on or after April 15, 2010, will not receive a Section 4999 excise tax gross-up payment. However, the change of control benefits for such executives will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position.

•

Retiree Medical and Life Insurance Credit.    For purposes of determining a TCP participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period.

In addition to the benefits afforded under the TCP, all SOs and RSUs immediately vest upon a change in control, and our NEOs would receive other benefits under the SERP, DCP and the Omnibus Plan upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

•	Omnibus Plan. All RSUs are paid shortly after the change in control.

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control.

Potential Payment Obligation Upon Change in Control

	Ms. Martore ($)		Mr. Saleh ($)		Mr. Dickey ($)	Mr. Lougee ($)	Mr. Payne ($)
Pension(1)	13,790,431		0	(4)	4,878,243	142,479	0	(4)
Stock Options	1,960,000		158,400		1,176,000	416,500	0
Restricted Stock Units	3,410,535		1,558,250		1,318,415	959,340	338,750
Severance	8,095,424		2,884,864		4,396,980	3,683,496	2,437,718
Excise Tax Gross-up	6,323,337	(2)	0	(5)	3,935,719	1,434,034	0	(5)
TOTAL(3)	33,579,727		4,601,514		15,705,357	6,635,849	2,776,468

(1)	These amounts reflect the full benefits payable in the event of a change in control, including the additional pension credit to which the executive is entitled under the TCP.

(2)	The amounts of the excise tax gross-ups for Ms. Martore do not take into account a reasonable value allocable to the covenant-not-to-compete obligations that restrict Ms. Martore for two years after she ceases employment with the Company. To the extent of the reasonable value allocable to Ms. Martore’s covenant-not-to-compete, her excise tax gross-up amounts would decrease.

(3)	In addition to the amounts reported in this table, each NEO would receive life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the executive not been terminated. We estimate incremental costs to the Company for these benefits as follows: Ms. Martore—$126,630, Mr. Saleh—$21,120, Mr. Dickey—$31,680, Mr. Lougee—$83,464, and Mr. Payne—$0. Each NEO would also receive a lump sum distribution in the amount shown in the DCP table on page 43. Each NEO also would receive post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(4)	The amounts shown for Mr. Saleh and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP.

(5)	Mr. Saleh and Mr. Payne are not entitled to receive an excise tax gross-up under the TCP. In the event that Mr. Saleh or Mr. Payne is subject to the excise tax under Code Section 4999, his change in control benefits will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put him in a better after-tax position. The full amount of Mr. Saleh’s and Mr. Payne’s severance is reflected in the Table.

Other Potential Post-Termination Payments to Ms. Martore under her Employment Contract and to Mr. Saleh and Mr. Payne under their Termination Benefits Agreements.

The Company may terminate the employment of Ms. Martore, Mr. Saleh or Mr. Payne for “good cause.” “Good cause” means (1) an intentional, non-incidental, misappropriation of funds or property of the Company by the executive; (2) unreasonable and persistent neglect or refusal by the executive to perform the duties described in Ms. Martore’s employment contract or Mr. Saleh’s or Mr. Payne’s termination benefits agreement, which he or she does not remedy within 30 days after receipt of written notice; (3) the material breach by the executive of certain provisions of Ms. Martore’s employment contract or Mr. Saleh’s or Mr. Payne’s termination benefits agreement, which he or she does not remedy within 30 days after receipt of written notice; or (4) conviction of the executive of a felony. In the event of termination of employment for good cause, the executive would not receive any post-termination payments or benefits, with the exception of vested pension benefits, which would be payable at times and in amounts as described in the Retirement/Voluntary Termination disclosure section, and, in the case of Ms. Martore, her SOs and RSUs.

Ms. Martore, Mr. Saleh and Mr. Payne each may terminate his or her employment for “good reason.” “Good reason” would be deemed to exist if: (1) the executive is not elected or retained in his or her current positions (or such other senior executive position as the executive may agree to serve in); (2) the Company acts to materially reduce the duties and responsibilities described in Ms. Martore’s employment contract or Mr. Saleh’s or Mr. Payne’s termination benefits agreement; or (3) the Company materially breaches the applicable agreement with the executive. In addition, Ms. Martore may also terminate her employment for “good reason” if the Company changes the principal geographic location of the performance of Ms. Martore’s duties away from the Washington, D.C. metropolitan area. In the event of termination of employment by the executive for “good reason” or by the Company without “good cause,” the Company would provide certain post-termination benefits in addition to the benefits afforded to them upon early retirement, which currently include the following:

•

Severance, SOs and RSUs.    Ms. Martore would be entitled to cash severance payments equivalent in amount to those payable to her estate, and her SOs and RSUs would vest in the same manner, in each case as described in the Potential Payment Obligation Upon Death disclosure section. Pursuant to their respective termination benefits agreements, Mr. Saleh and Mr. Payne each would be entitled to a cash severance payment in an amount equal to one times the sum of (a) his base salary in effect on the termination date and (b) the greater of (i) his most recent annual bonus as of the termination date, or (ii) the average of his three most recent annual bonuses as of the termination date. If Mr. Saleh’s employment is terminated by the Company without “good cause,” the SOs and RSUs he received on November 15, 2010 (but not subsequent SO and RSU grants) will immediately vest in full and those SOs will remain exercisable for the lesser of the remaining term or three years.

Post-Termination Payments to Mr. Dubow

Mr. Dubow and the Company were parties to a February 2007 employment contract when Mr. Dubow resigned from the Company due to disability on October 6, 2011. Mr. Dubow’s employment contract provided for the following post-employment benefits:

•

Cash Payment.    Mr. Dubow is entitled to a lump sum payment equal to $5,900,000. This amount is equal to two times the sum of (a) Mr. Dubow’s base salary as of the date of termination (but no less than his minimum contractually provided for base salary, and ignoring any voluntary reduction of his salary); and (b) the greater of (i) the amount of his annual bonus earned with respect to the year ended prior to the year of termination, or (ii) the average of his three most recent annual bonuses as of the date of termination.

•

Disability Benefit.    Mr. Dubow is entitled to a disability benefit, payable monthly, whose estimated present value as of October 6, 2011 was equal to $6,213,523, calculated applying the following assumptions: (i) Mr. Dubow remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of Mr. Dubow’s SERP benefits); and (iii) certain IRS-prescribed mortality and interest rate assumptions.

•

GRP and SERP Payments.    The amount of Mr. Dubow’s GRP and SERP benefits are equal to $431,780 and $12,328,927, respectively, as of October 6, 2011. Mr. Dubow’s SERP benefit includes 12 months of additional age and service credit under the SERP as provided for in his employment contract. Compensation during the additional service period for Mr. Dubow is assumed to equal $2,950,000, the sum of (a) Mr. Dubow’s base salary as of the date of termination (but no less than his minimum contractually provided for base salary, and ignoring any voluntary reduction of his salary); and (b) the amount of his annual bonus earned with respect to 2010.

•

Stock Option and Restricted Stock Units.    All Company stock options and restricted stock units granted to Mr. Dubow vested in full as of the date of termination, and the stock options granted on or after July 15, 2005, remain exercisable in full for the lesser of their remaining terms or four years. The value of the stock options and restricted stock units on the date of his termination were $3,350,000 and $3,605,250, respectively.

•

Life Insurance.    Mr. Dubow owns a universal life insurance policy with a face amount equal to $6,200,000 (100% of the sum of two times salary and last bonus plus $300,000). The face amount of Mr. Dubow’s policy will reduce 10% each year after his termination, to a minimum of $350,000. The Company will pay the policy premium until the policy is paid up or Mr. Dubow reaches age 65, whichever occurs earlier. Until the policy premiums are paid in full, the expected annual cost to the Company of these premiums ranges from $25,000 to $50,000 per year but are subject to variance pursuant to customary insurance underwriting procedures.

•

Post-Employment Benefits.    Mr. Dubow will receive the following post-employment benefits: (i) supplemental medical insurance coverage for him and his family; (ii) a Medicare supplement and reimbursement for the cost of Medicare Part B coverage, beginning at age 65 and continuing for the remainder of his life; (iii) legal and financial counseling services on the same basis as available to an active executive at the time his employment terminates, for three years after his employment terminates, at an estimated incremental cost to the Company of approximately $25,000 annually; (iv) the opportunity to direct the Gannett Foundation to make grants to eligible charities of up to $15,000 annually; (v) travel accident insurance of $1,000,000 for business travel if the Company asks Mr. Dubow to represent it at a function or event; (vi) use of Company aircraft for three years after his employment terminates, at times not inconveniencing the Company, the cost of which would be reimbursed by Mr. Dubow at the Company’s then-effective incremental hourly rate; (vii) ownership of existing home office equipment at time of termination; (viii) home computer assistance, for three years after his employment terminates; and (ix) use of an office, secretarial assistance and access to Company facilities at no charge for three years after his employment terminates. Certain of the above post-employment benefits would terminate in the event that Mr. Dubow provides competitive services to a competitor of the Company, as described in his employment contract. We estimate the annual incremental costs to the Company associated with these benefits to be approximately $70,000. Additionally, Mr. Dubow was given the opportunity to purchase at fair market value the Company-owned car provided to him at the time of termination.

In order to comply with federal tax laws, certain of Mr. Dubow’s post-employment payments and benefits described above are being delayed or charged to Mr. Dubow for the first six months following the date of his termination of employment.

PROPOSAL 3—NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act we are asking shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers (NEOs) as described in the “Compensation Discussion and Analysis” and the related executive compensation tables, notes and narrative included on pages 18-52 of this Proxy Statement.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Executive Compensation Committee oversees the Company’s executive compensation programs and supports compensation policies that place a heavy emphasis on pay for performance. The Executive Compensation Committee also recognizes the importance of competitive compensation programs that are essential to recruiting and retaining the key executive talent needed to drive shareholder value.

We believe our executive compensation plans, principles and programs, as currently structured and as implemented for 2011, strongly align the interests of our NEOs with those of our shareholders and also permit the Company to attract, retain and motivate talented executives. We urge you to read the “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement, which describes in more detail the principles that guide the Committee’s compensation decisions and the components of our executive compensation plans and programs, as well as the Summary Compensation and other related executive compensation tables and narrative, beginning on page 35 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.

The Board of Directors recommends a vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of Gannett Co., Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related discussion.”

While the advisory vote we are asking you to cast is non-binding, the Company’s Executive Compensation Committee and the Board value the views of our shareholders and will take the outcome into account when considering future compensation decisions affecting our NEOs.

DIRECTOR COMPENSATION

The compensation year for directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. For this period, the Company paid its directors the following:

•	an annual retainer fee of $45,000;

•	an additional retainer fee of $15,000 to committee chairs and an additional retainer fee of $75,000 to the independent Chairman of the Board;

•	$2,000 for each Board meeting attended;

•	$1,000 for each committee meeting attended;

•	a long-term award, consisting of either 2,000 restricted shares or 8,000 SOs, granted on the first day of the compensation year;

•	travel accident insurance of $1,000,000; and

•	a match from the Gannett Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

In lieu of receiving their retainer and meeting fees in cash, directors may elect to receive their fees in restricted shares valued at 110% of the applicable cash fee, or in SOs to purchase a number of shares equal to four times the number of shares that would be payable as restricted shares, in either case based on the closing market value of the Company’s stock on the grant date. Retainer fees are paid quarterly during the compensation year, in the case of cash, or are paid on the first day of the compensation year with quarterly vesting during the compensation year, in the case of restricted shares and SOs. Meeting fees, regardless of their form, are payable on the last day of the compensation year. Meeting fees paid as restricted shares or SOs fully vest upon grant. Long-term awards are made on the first day of the compensation year. Long-term awards in the form of restricted shares vest at a rate of 1/36th of the shares per month. Long-term awards in the form of SOs vest at a rate of  1/4th of the shares on each anniversary of the grant date and are exercisable for eight years after the grant date. Restricted shares receive dividends or, if deferred, dividend equivalent rights. All vested restricted shares shall be held by the Company for the benefit of the director until the director leaves the Board and shall be transferred to the director on that date. When a non-employee director leaves the Board, all unvested shares shall be forfeited to the Company or, in the case of unvested deferred restricted shares, shall not be issued except, if a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s By-laws, all restricted shares shall fully vest upon retirement, and SOs held by a director who has served at least three years shall fully vest upon retirement.

Directors may elect to defer their cash or restricted share fees under the DCP, which for cash fee deferrals provides for the same investment choices, including mutual funds and a Gannett stock fund, made available to other DCP participants. Fees paid as restricted shares and deferred at the election of the director must be invested in the Gannett stock fund of the DCP.

The following table shows the compensation paid to our independent directors for the fiscal year ended December 25, 2011. Ms. Martore received no separate compensation for her service as a director and therefore is not included in the following table. Mr. Cody was elected to the Board of Directors in February 2011 and Ms. Ness was elected to the Board of Directors in October 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
John E. Cody(3)	41,250	30,420	6,371	5,140	83,181
Howard D. Elias(3)	35,000	49,500	58,720	0	143,220
Arthur H. Harper(3)	0	125,020	0	0	125,020
John Jeffry Louis	0	0	258,317	10,000	268,317
Marjorie Magner	97,000	59,584	0	0	156,584
Scott K. McCune	76,000	30,420	0	0	106,420
Duncan M. McFarland(3)	62,583	79,920	0	0	142,503
Susan Ness	16,500	0	0	0	16,500
Neal Shapiro	45,000	0	130,916	10,000	185,916

(1)	Amounts shown in these columns reflect the compensation paid to each director based upon the form in which the director elected to receive his or her retainer fees, meeting fees and long-term awards. Amounts in the stock awards and option awards columns represent the aggregate grant date fair value of RSU and SO awards computed in accordance with ASC 718 based on the assumptions set forth in note 11 to the Company’s 2011 audited financial statements.

(2)

Represents charitable gifts matched by the Gannett Foundation pursuant to the GannettMatch program. The GannettMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(3)	Mr. Cody, Mr. Elias and Mr. Harper deferred all payments they received in the form of restricted stock. Mr. McFarland deferred all payments he received in the form of cash and restricted stock.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END

Name	Restricted Stock Awards (vested/unvested) (#)	Stock Option Awards (#) (exercisable/ unexercisable)
John E. Cody	388/1,612	868/0
Howard D. Elias	21,472/1,627	4,500/16,500
Arthur H. Harper	43,366/3,782	21,214/9,750
John Jeffry Louis	0/0	193,177/26,429
Marjorie Magner	6,269/5,213	0/0
Scott K. McCune	388/1,612	4,500/8,500
Duncan M. McFarland	37,404/3,413	5,750/7,250
Susan Ness	0/0	0/0
Neal Shapiro	15,778/174	11,836/14,000

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2011 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)		(c)
Equity compensation plans approved by shareholders(1)(2)	24,808,996	$47.6617	(3)	31,612,149
Equity compensation plans not approved by shareholders(2)	112,642
Total	24,921,638			31,612,149

(1)	The equity compensation plan approved by the Company’s shareholders is the 2001 Omnibus Incentive Compensation Plan, as amended and restated on May 4, 2010 (the “Omnibus Plan”). The number in column (a) includes 20,340,291 shares subject to outstanding SOs and 4,468,705 shares subject to outstanding restricted stock units.

(2)	The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to key executives of the Company. The DCP has not been approved by the Company’s shareholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals of SO income and deferrals by directors of restricted stock grants thereon are required to be distributed in stock under the terms of the DCP. The number of shares to be issued upon the exercise of outstanding SOs, warrants and rights in the first row above includes 145,674 shares credited to participants’ accounts in the DCP as a result of deferrals of grants made under the Omnibus Plan. Not included in this number are 9,510 shares of stock credited to participants’ accounts in the DCP that represent the deferral of shares issued under the Omnibus Plan, as this number of shares was subtracted from the number of shares available for grant under the Omnibus Plan upon the award or exercise of the related grant. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

(3)	Represents the weighted-average exercise price of the outstanding SOs granted under the Omnibus Plan.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL

SHAREHOLDERS

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2011, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers were pledged.

Name of Beneficial Owner(1)	Shares Owned	Percent of Class
AllianceBernstein L.P.(2)	22,785,483	9.6%
BlackRock, Inc.(3)	12,453,347	5.3%
The Vanguard Group, Inc.(4)	12,416,263	5.2%
Gracia C. Martore	816,908	*
Paul N. Saleh	78,091	*
Robert J. Dickey	333,070	*
David T. Lougee	128,825	*
David A. Payne	14,059	*
Craig A. Dubow	2,796,987	1.2%
John E. Cody	1,868	*
Howard D. Elias	15,750	*
Arthur H. Harper	36,868	*
John Jeffry Louis	347,393	*
Marjorie Magner	24,332	*
Scott K. McCune	10,750	*
Duncan M. McFarland	58,800	*
Susan Ness	1,000	*
Neal Shapiro	14,086	*
All directors and executive officers as a group (23 persons including those named above)	5,789,420	2.4%

*	Less than one percent.

(1)

Except as otherwise noted below, the address of each person listed in the table is: c/o Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107. The following shares of common stock are included in the table because they may be acquired pursuant to SOs exercisable by May 1, 2012 (other than 2,401,000 shares of common stock included in the table for Mr. Dubow, which he was able to acquire pursuant to SOs exercisable as of October 6, 2011, the date of his resignation from the Company due to disability): Ms. Martore—781,000; Mr. Saleh—76,250; Mr. Dickey—313,250; Mr. Lougee—115,500; Mr. Payne—12,500; Mr. Cody—868; Mr. Elias—5,750; Mr. Harper—23,714; Mr. Louis—204,356; Mr. McCune—5,750; Mr. McFarland—7,000; Mr. Shapiro—11,836; and all directors and executive officers as a group—5,003,849. The shares reported in the table do not include 1,242,254 shares owned on the Record Date by the Gannett Retirement Plan Trust. The following officers of the Company serve on the

Benefit Plans Committee, which has the power to direct the voting of those shares: Ms. Martore, Mr. Saleh, Roxanne V. Horning (Senior Vice President/Human Resources) and Todd A. Mayman (Senior Vice President, General Counsel and Secretary).

(2)	Based upon information as of December 31, 2011, contained in a Schedule 13G/A filed with the SEC on February 13, 2012 by AllianceBernstein L.P., reporting, in the aggregate, sole voting power over 18,290,814 shares, sole dispositive power over 22,775,909 shares and shared dispositive power over 9,574 shares. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(3)

Based upon information as of December 30, 2011, contained in a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc., reporting, in the aggregate, sole voting power over 12,453,347 shares and sole dispositive power over 12,453,347 shares. The address for BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Based upon information as of December 31, 2011, contained in a Schedule 13G/A filed with the SEC on February 10, 2012 by The Vanguard Group, Inc., reporting, in the aggregate, sole voting power over 333,078 shares, sole dispositive power over 12,083,185 shares and shared dispositive power over 333,078 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment
Gracia C. Martore	President and CEO, Director	825,964
Paul N. Saleh	Senior Vice President and CFO	79,599
Robert J. Dickey	President/USCP	333,070
David T. Lougee	President/Broadcasting	131,363
David A. Payne	Senior Vice President and CDO	14,059
Craig A. Dubow	Former Chairman and CEO	2,816,421
John E. Cody	Director	3,902
Howard D. Elias	Director	39,972
Arthur H. Harper	Director	86,305
John Jeffry Louis	Director	347,393
Marjorie Magner	Director	24,332
Scott K. McCune	Director	10,750
Duncan M. McFarland	Director	102,467
Susan Ness	Director	1,000
Neal Shapiro	Director	29,990
All directors and executive officers as a group (23 persons including those named above)		5,966,024

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date (except in the case of Mr. Dubow, for which the relevant date is October 6, 2011, the date of his resignation from the Company due to disability), shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Ms. Martore—9,056; Mr. Saleh—1,508; Mr. Lougee—2,538; Mr. Dubow—19,434; Mr. Cody—2,034; Mr. Elias—24,222; Mr. Harper—49,437; Mr. McFarland—43,667; Mr. Shapiro—15,904; and all directors and executive officers as a group—176,604. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

COST OF SOLICITING PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York (“Innisfree”), to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses. The Company has agreed to indemnify and hold harmless Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a), except for one Form 4 for each of Ms. Martore, David L. Hunke and Todd A. Mayman, which were filed late due to inadvertent administrative error.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 16, 2012

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Voting Instructions For Gannett Co., Inc.’s 2012 Annual Meeting of Shareholders

Gannett Co., Inc. shareholders of record on March 2, 2012 may vote their shares for matters to be covered at the Company’s 2012 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

INTERNET – www.eproxy.com/gci
Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on April 30, 2012. Have your proxy card in hand. You will be provided with simple voting instructions.

PHONE – 1-800-560-1965
Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on April 30, 2012. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

MAIL – Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by April 30, 2012.

If you are a current or former employee of Gannett Co., Inc. and own shares of Gannett common stock through the Gannett Co., Inc. 401(k) Plan, we must receive your completed and executed proxy card or your submission of an Internet or telephone vote by 11:59 p.m. (Central Time) on April 26, 2012 to allow time for the 401(k) plan administrator to vote on your behalf. If your vote by proxy card, Internet or telephone is not received by 11:59 p.m. (Central Time) on April 26, 2012, the plan shares credited to your 401(k) account will be voted by the 401(k) plan administrator in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	Election of directors: Nominees are:	01 John E. Cody 02 Howard D. Elias 03 Arthur H. Harper 04 John Jeffry Louis	05 Marjorie Magner 06 Gracia C. Martore 07 Scott K. McCune	08 Duncan M. McFarland 09 Susan Ness 10 Neal Shapiro	☐	VOTE FOR all nominees (except those I have listed below)	☐	VOTE WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.	☐ For ☐ Against ☐ Abstain

3.	NON-BINDING ADVISORY VOTE TO APPROVE the compensation of the Company’s named executive officers.	☐ For ☐ Against ☐ Abstain

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

Address Change? Mark box, sign, and indicate changes below: ☐		Date

Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.

GANNETT CO., INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 1, 2012

10:00 a.m.

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107	proxy

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders — May 1, 2012

The undersigned hereby appoints Gracia C. Martore and Todd A. Mayman, or any of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 1, 2012 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

See reverse for voting instructions.